As filed with the Securities and Exchange Commission on September 24, 2001
Registration No. 333-

U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

eLoyalty Corporation

(Exact name of registrant as specified in its charter)

Delaware	36-4304577
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

150 Field Drive, Suite 250

Lake Forest, Illinois 60045
(847) 582-7000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Kelly D. Conway

President and Chief Executive Officer
eLoyalty Corporation
150 Field Drive, Suite 250
Lake Forest, Illinois 60045
(847) 582-7000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Deidra D. Gold Vice President and General Counsel eLoyalty Corporation 150 Field Drive, Suite 250 Lake Forest, Illinois 60045 (847) 582-7000	Bruce F. Perce Mayer, Brown & Platt 190 South LaSalle Street Chicago, Illinois 60603-3441 (312) 782-0600

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐
    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☑
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.    ☐

CALCULATION OF REGISTRATION FEE

	Proposed Maximum
Title of Each Class of	Aggregate Offering	Amount of
Securities to be Registered	Price(1)	Registration Fee

Rights to purchase Series B Convertible Preferred Stock	—	—(2)

7% Series B Convertible Preferred Stock, $0.01 par value	$64,112,784	$16,028

Common Stock, $0.01 par value	—(3)	—(4)

(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(g) under the Securities Act of 1933.
(2)	Since both the rights and the shares of convertible preferred stock to be acquired upon exercise of the rights are being registered under this registration statement, pursuant to Rule 457(g) there is no separate registration fee for the rights.
(3)	Pursuant to Rule 416, this registration statement also covers such indeterminate additional shares of common stock as may become issuable to prevent dilution resulting from stock splits, stock dividends or similar events.
(4)	Since both the shares of convertible preferred stock and the common stock issuable upon conversion thereof are being registered under this registration statement, pursuant to Rule 457(i) there is no separate registration fee for the common stock.

     We hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until we file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

DOCUMENTS INCORPORATED BY REFERENCE
WHERE YOU CAN FIND MORE INFORMATION
QUESTIONS AND ANSWERS ABOUT THE RIGHTS OFFERING
PROSPECTUS SUMMARY
RISK FACTORS
FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
PRICE RANGE OF OUR COMMON STOCK
DETERMINATION OF OFFERING PRICE
CAPITALIZATION
THE RIGHTS OFFERING
DESCRIPTION OF THE SERIES B CONVERTIBLE PREFERRED STOCK
DESCRIPTION OF THE CAPITAL STOCK
MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
RESOLUTION OF THE BOARD OF DIRECTORS APPROVING THE DESIGNATION STATEMENT RELATING TO 7% SERIES B CONVERTIBLE PREFERRED STOCK
SIGNATURES
EXHIBIT INDEX
Statement of Computation of Ratios
Consent of PricewaterhouseCoopers LLP

Subject to Completion, dated September 24, 2001

PROSPECTUS

7% Series B Convertible Preferred Stock

Issuable Upon Exercise of Subscription Rights

•	We are distributing rights to purchase shares of 7% Series B convertible preferred stock on a pro rata basis to all holders of record of our common stock on October 8, 2001. Each share of preferred stock will accrue dividends at a rate of 7% per annum and will be convertible into one share of our common stock beginning six months after the closing of the rights offering.

•	We are also selling shares of Series B preferred stock at the same price to two of our existing stockholders in a concurrent private placement of up to $25.0 million. The investors in the private placement will not exercise their rights in the rights offering.

•	You have been granted one right for each share of common stock you held on the record date. If you exercise your rights, the number of preferred shares that you will be eligible to purchase will be determined at the closing of the rights offering. You will be able to maintain up to your approximate ownership percentage in eLoyalty after taking into account the rights offering and the private placement.

•	Each right entitles you to subscribe for, at your option, $1.60, $1.00 or $0.50 of preferred stock. The purchase price per share of preferred stock will be the lesser of $0.51 and 90% of the average of the last sale price of our common stock over the twenty trading days through and including the fourth trading day prior to the closing date of this rights offering, subject to adjustment for a proposed one-for-ten reverse split of our common stock. We will make a public announcement of the purchase price following the close of trading on the fourth trading day prior to the closing date of the rights offering. Our common stock is traded on the Nasdaq National Market under the symbol “ELOY”. On September 21, 2001, the last sale price of our common stock was $0.54 per share.

•	You may exercise some or all of your rights, or you may choose not to exercise any of your rights. However, for each right you exercise you must own at least one pre-split share of our common stock on the closing date.

•	You may not increase your ownership percentage through the exercise of rights. As a result, the maximum number of shares that you may purchase may be less than the amount you subscribe for, in which case the subscription agent will return the unused portion of your subscription payment, plus interest accruing from the closing date, promptly following the closing of the rights offering.

•	You must exercise your rights before they expire at 5:00 p.m. New York City time on , 2001, unless we extend the offering, by completing a rights certificate and delivering it with payment of the subscription price to the subscription agent.

•	You may not sell or transfer your rights. In addition, the preferred stock may not be transferred until one year after the closing of the rights offering. We do not intend to list the rights or the preferred stock on any securities exchange or include them in any automated quotation system.

      The exercise of rights involves substantial risk. Before exercising your rights you should read the discussion of material risks under “Risk Factors” beginning on page 20.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Purchase	Proceeds to
	Price	eLoyalty(1)

Per share of preferred stock(2)	$0.51	$0.51

Total(3)	$64,112,784	$64,112,784

(1)	Before deducting expenses payable by us, estimated to be approximately $1,000,000.

(2)	The purchase price per share will be the lesser of $0.51 and 90% of the average of the last sale price of our common stock over the twenty trading days through and including the fourth trading day prior to the closing date of the rights offering, subject to adjustment for a proposed one-for-ten reverse split of our common stock.

(3)	Assuming all of the rights are exercised for $1.60 of preferred stock per right. The proceeds to us will be less if less than all of the rights are exercised or if rights are exercised for less than $1.60 of preferred stock per right.

The date of this prospectus is                     , 2001

Documents Incorporated by Reference	i

Where You Can Find More Information	ii

Questions and Answers about the Rights Offering	1

Prospectus Summary	9

Risk Factors	20

Forward-Looking Statements	33

Use of Proceeds	34

Price Range of Our Common Stock	34

Determination of Offering Price	35

Capitalization	36

The Rights Offering	38

Description of the Series B Convertible Preferred Stock	51

Description of the Capital Stock	55

Material U.S. Federal Income Tax Consequences	59

Plan of Distribution	60

Legal Matters	61

Experts	61

Annex A — Certificate of Designations of Series B Convertible Preferred Stock	A-1

DOCUMENTS INCORPORATED BY REFERENCE

      The Securities and Exchange Commission allows us to “incorporate by reference” certain documents, which means that we can disclose important information to you by referring you to those documents. The information in the documents incorporated by reference is considered to be part of this prospectus, except to the extent that this prospectus updates or supersedes the information. We incorporate by reference the documents listed below which we have previously filed with the SEC:

1. our Annual Report on Form 10-K for the fiscal year ended December 30, 2000, including the portions incorporated by reference from our proxy statement in connection with our 2001 annual meeting of stockholders;

2. our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001 and June 30, 2001; and

3. the description of our common stock contained in our Registration Statement on Form 8-A, including any amendments or reports filed for the purpose of updating this description.

      We also incorporate by reference the information contained in all other documents we file with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and prior to the completion of the rights offering. The information will be considered part of this prospectus from the date the document is filed and will supplement or amend the information contained in this prospectus.

      We will provide you, at no charge, a copy of the documents we incorporate by reference in this prospectus. To obtain timely delivery, requests for copies should be made no later than                     , 2001 (five business days before the scheduled expiration of the rights offering).

      To request a copy of any or all of these documents, you should write or telephone us at the following address and telephone number:

eLoyalty Corporation

150 Field Drive, Suite 250
Lake Forest, Illinois 60045
Attn: Investor Relations
(847) 582-7000

WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and special reports, proxy statements and other documents with the SEC under the Securities Exchange Act of 1934. The Exchange Act file number for our SEC filings is 0-27975. Our SEC filings made electronically through the SEC’s EDGAR system are available to the public at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at the SEC public reference room at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information regarding the operation of the SEC’s public reference room by calling the SEC at 1-800-SEC-0330.

      We have filed with the SEC a Registration Statement on Form S-3 under the Securities Act of 1933, and the rules and regulations promulgated thereunder, with respect to this rights offering. This prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement and the attached exhibits and schedules. The statements contained in this prospectus as to the contents of any contract, agreement or other document that is filed as an exhibit to the registration statement are not necessarily complete. Accordingly, each such statement is qualified in all respects by reference to the full text of such contract, agreement or document filed as an exhibit to the registration statement or otherwise filed with the SEC.

      You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. This prospectus is not an offer to sell or a solicitation of an offer to buy any securities in any state or other jurisdiction in which the offer or solicitation is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date of this prospectus.

      eLoyalty is a trademark of eLoyalty Corporation. This prospectus also includes or incorporates by reference other trademarks of ours or of other companies.

ii

QUESTIONS AND ANSWERS ABOUT THE RIGHTS OFFERING

      The information in this prospectus assumes a purchase price of $0.51 per share of preferred stock in the rights offering and private placement and the issuance of 5,000,000 shares of restricted stock in exchange for outstanding employee stock options prior to the closing of the rights offering. It does not give effect to a proposed one-for-ten reverse split of our common stock that we expect to occur shortly before closing. We have made other assumptions as well which are described under “Prospectus Summary — Other Information.”

What is a rights offering?

      A rights offering is a distribution of rights on a pro rata basis to all of our stockholders. We are distributing one right for each share of our common stock you held on October 8, 2001, the record date for the rights offering. The declaration by the board of directors of the distribution of the rights is conditioned on our ability to distribute the rights within 60 days of the record date. If we are unable to distribute the rights by December 7, 2001, the distribution of the rights declared by the board of directors will not take effect and the board of directors will declare a new distribution of rights, having identical terms as the currently declared distribution, with a new record date.

      As a result of the tax restrictions described below, the investors in the private placement cannot exercise their rights. In addition, as a result of these restrictions rights issued in respect of restricted stock issued to some of our officers and employees that has not vested prior to the closing date cannot be exercised. As a result, the information in this prospectus regarding the amount and percentage of rights exercised is based on the amount and percentage of rights that are eligible to be exercised and excludes rights that cannot be exercised.

What is a right?

      Each right entitles you to subscribe to purchase shares of Series B convertible preferred stock. To exercise your rights, you must specify the maximum dollar amount of preferred stock you wish to purchase per right, which may be either $1.60, $1.00 or $0.50. For each right you exercise, you agree to purchase the number of shares of preferred stock equal to the amount that you subscribe for per right divided by the purchase price per share of preferred stock. Due to the tax restrictions described below, the maximum number of shares that you may purchase may be less than the amount you subscribe for, in which case the subscription agent will return the unused portion of your subscription payment, plus interest accruing from the closing date, promptly following the closing of the rights offering.

      The purchase price per share of preferred stock will be the lesser of $0.51 and 90% of the average of the last sale price of our common stock over the twenty trading days through and including the fourth trading day prior to the closing of the rights offering, as adjusted to reflect the proposed one-for-ten reverse split of our common stock. Assuming the reverse split is effected as proposed, the purchase price per share of preferred stock will be the lesser of $5.10 and 90% of the average price of the common stock on a pre-split basis multiplied by ten. We will make a public announcement of the purchase price promptly following the close of trading on the fourth trading day prior to the closing date of the rights offering.

      The rights are not transferrable, which means that only you may exercise them. You may not sell, give away or otherwise transfer your rights to anyone else.

If I wish to exercise my rights, do I have to exercise all of my rights?

      No. You may exercise some or all of your rights. However, the dollar amount of preferred stock you subscribe for per right must be the same for all of the rights you exercise.

If I wish to exercise my rights, how much preferred stock should I subscribe for per right?

      If you wish to be certain to maintain your approximate ownership percentage, you should exercise all of your rights for $1.60 per right, which will allow you to maintain your approximate ownership percentage even if all of the other rights are exercised. If you acquired additional shares of our common stock after the record date for the rights offering, you will not receive rights for those shares and, as a result, you will not be able to maintain your approximate ownership percentage with respect to those shares. If you exercise your rights for $1.00 or $0.50 per right, your ownership percentage may decrease depending on how many other stockholders exercise their rights.

      If you wish to invest less than the maximum of $1.60 for each right you own, you generally will be able to purchase more preferred stock if you exercise all of your rights for a lower subscription amount than if you exercise fewer of your rights at a higher subscription amount. For example, you generally will be able to purchase more preferred stock if you exercise all of your rights for $0.50 than if you exercise half of your rights for $1.00.

Do I have to own common stock after the record date to participate in the rights offering?

      Yes. Due to the tax restrictions described below, you may not increase your ownership percentage in eLoyalty through the rights offering. Therefore, on the closing date of the rights offering you must own at least pre-split one share of our common stock for each right you have exercised. If the one-for-ten reverse split of our common stock is effected prior to the closing date as proposed, you must own one tenth of a share of our common stock on the closing date for each right you have exercised. In the rights certificate, you will be asked to confirm that you will meet this requirement on the closing date. If you fail to meet this requirement, we have the right to rescind your purchase of the preferred shares in the rights offering.

What if I sell shares of common stock after the record date?

      You are receiving one right for each share of common stock you held on the record date. If you sell shares of common stock after the record date, the number of rights that you may exercise will be reduced unless you acquire additional shares prior to the closing of the rights offering. On the closing date, you must hold at least one pre-split share of common stock for each right you have exercised.

Why is eLoyalty offering the rights?

      We are offering the rights to raise capital and to allow our stockholders to maintain their approximate percentage ownership interest in eLoyalty. We have entered into an agreement with several funds managed by Technology Crossover Ventures and Sutter Hill Ventures, to issue up to $25.0 million in Series B convertible preferred stock in a private placement. Our board of directors has determined that it is appropriate to allow our other stockholders to maintain their approximate percentage ownership in eLoyalty if they so desire by offering them the right to purchase shares of Series B convertible preferred stock at the same price as in the private placement.

What is the preferred stock?

      The Series B convertible preferred stock is a new series of preferred stock that our board of directors has authorized in connection with the private placement and the rights offering. Each share of preferred stock will accrue dividends at a rate of 7% per annum, will be entitled to a preference upon liquidation and will be convertible into one share of our common stock beginning six months after the closing date of the rights offering, subject to adjustment for stock splits, stock dividends and similar actions. The preferred stock may not be transferred until one year after the closing date, subject to limited exceptions.

Are there limits on the amount eLoyalty can raise in the private placement or the rights offering?

      Yes. For our 100% spin-off from Technology Solutions Company (“TSC”) in February 2000 to remain tax free to TSC, no person or persons may acquire, directly or indirectly, 50% or more of our stock, measured by voting power or value, as part of a plan that includes the spin-off. Under applicable tax laws, there is a rebuttable presumption that any acquisitions of our voting stock within two years before or after the spin-off are part of such a plan. Although we do not believe that the issuance of the preferred stock in connection with the private placement and the rights offering should be treated as part of such a plan, we have structured the private placement and the rights offering in a way that we believe will enable our spin-off to remain tax-free to TSC even if the issuances were treated as part of such a plan.

      As a result of these tax restrictions, we have structured the private placement so that the maximum amount of preferred stock that we can issue in the private placement, without issuing any additional shares in the rights offering, is approximately 22.1 million shares, which would result in a maximum of $11.3 million in proceeds. However, if we issue shares in the rights offering, we will be able to issue additional shares in the private placement because the shares issued in the rights offering would reduce the ownership percentage of the investors in the private placement. We would be able to issue the maximum of $25.0 million of preferred stock in the private placement if we issue $16.4 million to $34.3 million or more of preferred stock in the rights offering, depending on the number of rights that are exercised and the dollar amount of preferred stock subscribed for per right.

      Because of these tax restrictions, we have structured the rights offering to limit the number of shares that you may purchase upon exercise of your rights.

How many shares of preferred stock may I purchase?

      The maximum number of shares that you may purchase in the rights offering is limited to the number of shares that will allow you to maintain, but not increase, your approximate ownership percentage in eLoyalty immediately prior to the private placement and the rights offering, but excluding shares of our common stock acquired after the record date for the rights offering. As a result, the maximum number of shares that you may purchase will depend on the number of shares issued in the private placement and the number of shares issued to other stockholders who exercise their rights.

      To exercise your rights, you must specify the maximum dollar amount of preferred stock you wish to subscribe for per right. You may subscribe for:

•	$1.60 of preferred stock per right, in which case you must send the subscription agent a payment equal to $1.60 multiplied by the total number of rights you wish to exercise;

•	$1.00 of preferred stock per right, in which case you must send the subscription agent a payment equal to $1.00 multiplied by the total number of rights you wish to exercise; or

•	$0.50 of preferred stock per right, in which case you must send the subscription agent payment equal to $0.50 multiplied by the total number of rights you wish to exercise.

      If you subscribe for $1.60 of preferred stock per right, your ownership percentage of eLoyalty following the private placement and the rights offering will be approximately the same as your ownership percentage immediately prior to the private placement and the rights offering, even if all of the other rights are exercised. If you subscribe for $1.00 or $0.50 per right, your ownership percentage may decrease depending on the total proceeds we receive from the rights offering and the private placement. For example, if you subscribe for $1.00 of preferred stock per right, your ownership percentage will decrease if the total proceeds from the rights offering and the private placement are more than $56.4 million. If you subscribe for $0.50 per right, your ownership percentage will decrease if the total proceeds are more than $28.0 million.

      You may not increase your ownership percentage through the exercise of rights. As a result, the maximum amount of preferred stock that you may purchase may be less than the amount you subscribe for, in which case the subscription agent will return the unused portion of your subscription payment promptly following the closing of the rights offering, plus interest accruing from the closing date of the rights offering. For example, if you subscribe for $1.60 per right and the total proceeds from the rights offering and the private placement are $56.4 million, the unused portion of your subscription payment that would be returned to you would be $0.60 per right, plus any accrued interest.

      The number of shares you will receive will be equal to the amount of your subscription payment that is accepted divided by the purchase price per share of preferred stock. We will not issue fractional shares.

If the exercise of your rights would result in your receipt of fractional shares, the number of shares issued to you will be rounded down to the nearest whole share.

How did eLoyalty determine the purchase price?

      The purchase price per share of preferred stock was the result of arms’ length negotiations between us and the investors in the private placement. The maximum price per share of $0.51 is equal to 90% of the average of the last sale price of our common stock over the twenty trading days prior to September 5, 2001, the date on which we reached agreement in principle on the material terms of the private placement. Our directors who are affiliated with Technology Crossover Ventures, Jay C. Hoag, and Sutter Hill Ventures, Tench Coxe, did not participate in certain key parts of the board of directors’ deliberations regarding the private placement. They also abstained from voting when the board of directors voted to approve the purchase price and the other terms of the private placement and the amendment to our certificate of incorporation to increase our authorized capital stock, which were unanimously approved by the other directors.

How do I exercise my rights?

      You must properly complete the enclosed rights certificate and deliver it, along with an amount equal to either $1.60, $1.00 or $0.50 multiplied by each right you wish to exercise, to the subscription agent before 5:00 p.m., New York City time, on                     , 2001.

      The subscription agent will hold the subscription payments in an escrow account that is separate from eLoyalty’s accounts. After the closing, the subscription agent will mail to you a certificate for the shares of preferred stock you purchased. If you subscribe for more shares than you are eligible to purchase, the subscription agent will also return the unused subscription amount promptly following the closing of the rights offering, plus interest accruing from the closing date of the rights offering.

Must I pay the subscription price in cash?

      All stockholders granted rights who wish to participate in the rights offering must timely pay the subscription price by wire transfer, certified or cashier’s check drawn on a U.S. bank, U.S. postal money order or personal check that clears before the expiration time of the rights offering.

What if a broker, bank, trust company or other nominee is the record holder of my shares?

      If you wish to exercise your rights, please promptly contact the broker, bank, trust company or other nominee holding your shares. Your broker or other nominee holder is the record holder of the shares you own and must exercise the rights on your behalf for shares you wish to purchase or arrange for a rights certificate issued in your name. The broker, bank or other nominee has been requested to contact you for instructions on exercising your rights.

How soon must I act?

      The rights expire at 5:00 p.m., New York City time, on                     , 2001. The subscription agent must actually receive all required documents and payments before that time and date. Rights not exercised by the expiration date will be null and void.

      We will make a public announcement of the purchase price per share of the preferred stock to be issued in the rights offering promptly following the close of trading on the fourth trading day prior to the closing date of the rights offering. If you intend to wait to exercise your rights until the purchase price is announced, you must carefully review the procedures described in this prospectus to ensure that your subscription payment and all required documents are received by the subscription agent before the expiration time.

After I exercise my rights, can I change my mind?

      No. Once you send in your rights certificate and payment, you cannot revoke the exercise of your rights, even if you later learn information about us that you consider to be unfavorable. You should not exercise your rights unless you are certain that you wish to purchase preferred stock.

Is the rights offering subject to any conditions?

      Yes. The closing of the rights offering is conditioned on the closing of the private placement. We have called a special meeting of stockholders to be held on                     , 2001 at which we will ask stockholders to approve, among other matters, the issuance of the shares in the private placement, and amendments to our certificate of incorporation to increase the number of shares of common stock and preferred stock that we are authorized to issue and to effect a one-for-ten reverse split of our common stock. We will not complete the rights offering or the private placement unless stockholders approve each of those proposals and the amendments to our certificate of incorporation are effective.

      The private placement is subject to a number of other conditions to closing, including that all of the representations and warranties we made in the share purchase agreement for the private placement are true in all material respects, that our business has not suffered a material adverse change and that we have received an opinion of counsel to the effect that the private placement and rights offering will not cause the distribution of our stock by TSC in February 2000 to be taxable under Section 355(e) of the Internal Revenue Code of 1986, as amended.

Can I purchase additional shares of preferred stock beyond those that I have the right to purchase?

      No. You can only exercise the rights that you are granted in the rights offering. If other stockholders do not exercise their rights, neither you nor anyone else will have the right to exercise them.

Can I transfer my rights?

      No. Your rights are not transferrable. Only you may exercise them.

Can I transfer the shares of preferred stock?

      The preferred stock may not be transferred until one year from the date it is issued to you, except for transfers:

•	in connection with a consolidation or merger of eLoyalty with or into any other corporation or other entity or person, or any other corporate reorganization, in which our stockholders immediately prior to such transaction own less than 50% of our voting power immediately after such transaction, or any transaction or series of related transactions to which we are a direct contracting party in which in excess of 50% of our voting power is transferred or in connection with a sale, lease or other disposition of all or substantially all of our assets;

•	in connection with a distribution by a partnership or limited liability company to its affiliates or current or former partners or members; or

•	by will or by the laws of intestate succession.

Is the preferred stock convertible into our common stock?

      Yes. The Series B convertible preferred stock will be convertible into shares of common stock at your option beginning six months after the closing of the rights offering, at a rate of one share of common stock for each share of preferred stock. The number of shares of common stock that we will issue upon conversion of the preferred stock will be adjusted if we split our stock or pay dividends in shares of stock or take similar actions, unless we take similar actions with respect to the preferred stock.

      The preferred stock will also convert automatically into shares of common stock at the same conversion rate if at any time beginning six months after the closing the last sale price of our common stock is at least five times the original purchase price per share of the preferred stock for 30 consecutive trading days and, in connection with the shares of preferred stock issued in the private placement, the registration statement we have agreed to file with respect to those shares is effective.

How will the proposed reverse split of the common stock affect the preferred stock?

      We intend to effect a one-for-ten reverse split of our common stock shortly before the closing of the rights offering, subject to the approval of the holders of our common stock at the special meeting of stockholders to be held on                     , 2001. We are effecting the reverse stock split (1) to reduce the number of our shares that will be outstanding after giving effect to the private placement and the rights offering to allow us to rationalize our resulting equity capital structure, (2) to enhance the acceptability and marketability of our common stock to the financial community and the investing public, and (3) to attempt to increase the per share market price of our common stock above the $1.00 minimum bid level required to maintain our Nasdaq National Market listing.

      If the reverse split is effected:

•	each right will continue to be exercisable for $1.60, $1.00 or $0.50 of preferred stock per right;

•	the purchase price and the liquidation preference per share of preferred stock will be the lesser of (1) $5.10 per share, and (2) 90% of the average of the last sale price of our common stock on a pre-split basis over the twenty trading days through and including the fourth trading day prior to the closing date of this rights offering multiplied by ten; and

•	each share of preferred stock initially will be convertible into one share of post-split common stock, subject to adjustment for future stock splits, stock dividends and similar actions.

Is exercising my rights risky?

      The exercise of your rights involves risks. Exercising your rights means buying shares of our preferred stock, and should be considered as carefully as you would consider other equity investments. Among other things, you should carefully consider the risks described under the heading “Risk Factors” beginning on page 20.

Has eLoyalty’s board of directors made a recommendation regarding the rights offering?

      Our board of directors has determined that it is appropriate to allow our other stockholders to maintain their approximate percentage ownership in eLoyalty if they so desire by offering them the right to purchase shares of Series B convertible preferred stock at the same price as in the private placement. However, the decision whether to exercise your rights must be made by you based on your evaluation of our business and the terms of the offering. Our board of directors does not make any recommendation to you about whether you should exercise your rights.

What fees or charges apply if I exercise my rights?

      We are not charging any fees or sales commissions to issue rights to you or to issue shares to you if you exercise your rights. If you exercise your rights through a broker or other holder of your shares, you are responsible for paying any fees that person may charge.

When will I receive my new shares of preferred stock?

      If you purchase shares of preferred stock through the rights offering, you will receive certificates representing those shares as soon as practicable after                     , 2001. Because the shares of preferred stock will be subject to restrictions on transfer for one year from the date they are issued, the shares will be issued in certificated form and will bear a legend referring to the restrictions on transfer. We do not intend to issue shares in book-entry form through a depositary. Subject to state securities laws and regulations, we have the discretion to delay distribution of any shares of preferred stock you may have elected to purchase by exercise of your rights in order to comply with state securities laws.

What are the U.S. federal income tax consequences of exercising my rights?

      The receipt and exercise of your rights will not be taxable under U.S. federal income tax laws. You should, however, seek specific tax advice from your personal tax advisor in light of your personal tax situation and as to the applicability and effect of any other tax laws. See “Material U.S. Federal Income Tax Consequences.”

What happens if I choose not to exercise my rights?

      You are not required to exercise your rights or otherwise take any action in response to this rights offering. If you do not exercise your rights and the rights offering is completed, but your percentage ownership of our total outstanding voting stock will decrease. Your net book value per share will also decrease. Your percentage ownership may also decrease and you may suffer a decrease in your net book value per share if you exercise your rights for less than $1.60 per right, or if you exercise less than all of your rights.

How many shares of common stock and preferred stock of eLoyalty will be outstanding after the private placement and the rights offering?

      The number of shares of preferred stock of eLoyalty outstanding after the private placement and the rights offering depends on the number of shares purchased in the private placement and the number of shares issued in the rights offering. If all of the stockholders who are eligible to exercise their rights exercise their rights for the maximum amount, there will be approximately 174,730,950 shares of preferred stock outstanding (or approximately 17,473,095 as adjusted for the one-for-ten reverse split of the common stock). There will be approximately 56,570,838 shares of common stock outstanding (or approximately 5,657,083 shares as adjusted for the one-for-ten reverse split of the common stock), assuming the issuance of 5,000,000 shares in connection with an offer we intend to make to our officers and employees to exchange some of their outstanding options for restricted stock, and assuming we do not issue any other shares of our common stock after the date of this prospectus. The maximum number of shares that may be issued in connection with the exchange offer we intend to make to our officers and employees is approximately 6,500,000 shares. Each share of preferred stock will be convertible into one share of common stock beginning six months after the closing of the rights offering, subject to adjustment for stock splits, stock dividends and similar actions.

What effect will the private placement and the rights offering have on the ownership percentage of Technology Crossover Ventures and Sutter Hill Ventures?

      We expect the percentage ownership of Technology Crossover Ventures and Sutter Hill Ventures in our company to increase as a result of the private placement. If Technology Crossover Ventures and Sutter Hill Ventures purchase the maximum number of shares they could purchase in the private placement without any exercise of rights, the ownership percentage of Technology Crossover Ventures would increase from approximately 13.1% to approximately 26.3%, and the ownership percentage of Sutter Hill Ventures would increase from approximately 3.7% to approximately 13.9%, in each case assuming the issuance of 5,000,000 shares of restricted stock in connection with the offer we intend to make to some of our officers and employees to exchange options for restricted stock. As a result of the tax restrictions described above, we have structured the private placement and the rights offering to limit the aggregate ownership percentage of Technology Crossover Ventures and Sutter Hill Ventures and their affiliates to a maximum of 47.0% of the voting power or value of our outstanding stock.

How much money will eLoyalty receive from the private placement and the rights offering?

      The amount of money we will raise from the private placement and the rights offering depends on the number of rights exercised for $1.60, $1.00 and $0.50. If every stockholder that is eligible to exercise rights exercises their rights for $1.60 per right, the maximum proceeds from the private placement and the rights offering will be approximately $89.1 million. It is unlikely that all eligible stockholders will exercise their rights. The table on page 45 shows the proceeds that we would receive assuming various levels of participation in the rights offering.

Can eLoyalty cancel the rights offering?

      Yes. Our board of directors will cancel the rights offering if stockholders do not approve the private placement, if the private placement does not otherwise close by February 1, 2002 or if we and the investors in the private placement agree to terminate the share purchase agreement. If we cancel the rights offering, we will promptly refund any money received from stockholders, without interest.

What if I have more questions?

      If you have more questions about the rights offering or need additional copies of the rights offering documents, please contact the information agent,                     , at                     .

PROSPECTUS SUMMARY

      This summary highlights the information contained elsewhere in or incorporated by reference into this prospectus. Because this is only a summary, it does not contain all of the information that you should consider before deciding whether to exercise your rights. For a more complete understanding of this rights offering, the preferred stock, the common stock and our company, we encourage you to read this entire prospectus, including the information under the heading “Risk Factors,” and the documents to which we refer you under the heading “Documents Incorporated by Reference.”

eLoyalty

      We are a leading management consulting and systems integration company focused exclusively on building customer loyalty. We have professionals in offices throughout North America, Europe and Australia. The broad range of enterprise customer relationship management (“CRM”) services that we provide includes creating business strategy, defining technical architecture, selecting, implementing and integrating CRM software applications and providing ongoing support for multi-vendor systems. The combination of our methodologies and technical expertise enables us to help deliver the tangible economic benefits of customer loyalty to our clients. Since our inception in 1994 as a business unit of Technology Solutions Company (“TSC”), we have developed management consulting and technology capabilities in an effort to lead the development of, and stay at the forefront of, the CRM market, with the specific focus on incorporating new technologies into CRM solutions.

      We were incorporated in Delaware in May 1999 as a wholly-owned subsidiary of TSC in anticipation of a spin-off from TSC. In February 2000, TSC transferred the businesses of its eLoyalty division to the recently-formed Delaware corporation and declared a dividend, payable to TSC stockholders, based upon a ratio of one share of our common stock for every one share of TSC common stock held. Effective February 15, 2000, the shares of our common stock were distributed to TSC’s stockholders and eLoyalty became a separate, publicly traded company.

      Our executive offices are located at 150 Field Drive, Suite 250, Lake Forest, Illinois 60045, and our telephone number at that address is (847) 582-7000.

Recent Developments

      Although the current business environment remains challenging, we have experienced some stabilization in our North American sales expectations over the past 45 days. We have won several engagements with new clients and sold additional project work to certain existing clients within the pharmaceutical, insurance, healthcare and automotive industries.

      Based on our current demand outlook, we continue to expect revenues of between $25 million to $28 million for our third quarter ending September 30, 2001.

      As of September 24, 2001, we had not experienced any material financial impact on current client commitments as a result of the terrorist attacks in the United States on September 11, 2001. However, it is too early to assess the impact, if any, of these events and any responsive actions on our future business outlook.

      We have completed a substantial reorganization of our North American business. Under the new organization, all field personnel will be in one of two areas:

•	Demand groups — focusing on revenue generation and the management of client relationships; and

•	Delivery groups — fulfilling client engagements and expanding our methodologies and capabilities.

      We expect that the reorganization will increase our focus on clients by enabling demand executives to concentrate on client relationship activities, improve our operational effectiveness and efficiency by aligning billable consultants around core skills and enhance the quality of the work we deliver to our clients.

      In addition, we have made several improvements to our business operating processes. These process improvements have led to improved cash collections, reduced non-billable expenses and improved focus on utilization management during the third quarter 2001.

      We have taken additional cost reduction actions in September, including headcount reductions. We currently estimate that these cost reduction actions will result in an estimated $3.0 million to $4.0 million special charge in the third quarter 2001. We expect that these actions will result in quarterly pre-tax savings of approximately $4 million dollars, which we expect will enable us to move close to operating cash flow break even, assuming revenues continue to be stable. We plan to extend the new structure and processes throughout our international business in the fourth quarter and, in doing so, expect to eliminate additional redundant expenses.

Private Placement

      We have entered into a share purchase agreement with two of our existing stockholders, Technology Crossover Ventures and Sutter Hill Ventures, to issue up to $25.0 million in Series B convertible preferred stock in a private placement that will close concurrently with the rights offering. Technology Crossover Ventures, which currently owns 7,430,440 shares, or approximately 13.1%, of our common stock, has agreed to purchase up to $15 million of preferred stock, and Sutter Hill Ventures, which currently owns 2,119,674 shares, or approximately 3.7%, of our common stock has agreed to purchase up to $10 million of preferred stock. The foregoing percentages assume the issuance of 5,000,000 shares of restricted stock in connection with an offer we intend to make to our officers and employees to exchange options for restricted stock.

      The closing of the private placement is conditioned upon stockholder approval of the private placement and other conditions, including that all of the representations and warranties we made in the share purchase agreement are true in all material respects, that our business has not suffered a material adverse change and that we have received an opinion of counsel to the effect that the private placement and rights offering will not cause the distribution of our stock by TSC in February 2000 to be taxable under Section 355(e) of the Internal Revenue Code of 1986, as amended. The closing of the private placement is also conditioned upon the closing of the rights offering and approval by our stockholders and consummation by us of certain changes to our authorized capital and a one-for-ten reverse stock split.

      As a result of tax law requirements relating to our tax free spin-off from TSC, the maximum amount of preferred stock that we can issue in the private placement, without issuing any additional shares in the rights offering, is approximately 22.1 million shares, which would result in a maximum of $11.3 million in proceeds. However, if we issue shares in the rights offering, we will be able to issue additional shares in the private placement because the shares issued in the rights offering would reduce the ownership percentage of the investors in the private placement. We would be able to issue the maximum of $25.0 million of preferred stock in the private placement if we issue $16.4 million to $34.3 million or more of preferred stock in the rights offering, depending on the number of rights that are exercised and the dollar amount of preferred stock subscribed for per right.

      One of our directors, Jay C. Hoag, is a managing member of the general partner of entities affiliated with Technology Crossover Ventures, and another director, Tench Coxe, is a managing director of the general partner of Sutter Hill Ventures. Because of their interest in the private placement, Messrs. Hoag and Coxe did not participate in certain key parts of the board of directors’ deliberations regarding the private placement. They also abstained from voting when the board of directors voted to approve the purchase price and the other terms of the private placement and the amendment to our certificate of incorporation to increase our authorized capital stock, which were unanimously approved by the other directors.

      We have also agreed to use our reasonable best efforts to register the shares of common stock issuable upon conversion of the preferred stock issued in the private placement within 180 days after the closing date.

Special Meeting of Stockholders

      We have called a special meeting of stockholders to be held on                     , 2001 at which we will ask stockholders to approve:

•	the issuance of the preferred stock in the private placement;

•	an amendment to our certificate of incorporation to increase the number of shares of common stock and preferred stock that we are authorized to issue; and

•	an amendment to our certificate of incorporation to effect a one-for-ten reverse split of our common stock and reduce our authorized common stock to reflect the reverse split.

      Approval of the private placement will require the affirmative vote of both (1) a majority of our outstanding shares of common stock present or represented by proxy at the special meeting and entitled to vote, and (2) a majority of our outstanding shares of common stock present or represented by proxy at the special meeting and entitled to vote, excluding votes cast by the investors in the private placement and their affiliates. Approval of the amendment to our certificate of incorporation and the reverse stock split each require the affirmative vote of a majority of our outstanding shares of common stock entitled to vote at the special meeting. We will not complete the rights offering unless stockholders approve the issuance of preferred stock in the private placement and the amendments to our certificate of incorporation to increase our authorized capital and effect the reverse stock split.

Other Information

      We are issuing one right for each outstanding share of our common stock as of the record date for the rights offering. However, under the terms of the share purchase agreement governing the private placement, the investors in the private placement cannot exercise their rights. In addition, rights issued in respect of restricted stock held by our officers and employees that has not vested prior to the closing date cannot be exercised. As a result, the information in this prospectus regarding the amount and percentage of rights exercised is based on the amount and percentage of rights that are eligible to be exercised and excludes rights that cannot be exercised.

      Unless otherwise indicated, the information in this prospectus assumes:

•	a purchase price of $0.51 per share of preferred stock in the rights offering and the private placement;

•	a value of our common stock of at least 83.3% of the value of the preferred stock (or a value of $0.43 per share of common stock assuming a preferred stock purchase price of $0.51), which would result in the value of the preferred stock for purposes of the tax restrictions being no more than 120% of the value of the common stock; and

•	the issuance of 5,000,000 shares of common stock in connection with an offer we intend to make to our officers and employees to exchange some of their outstanding options for up to 6,500,000 shares of restricted stock.

      In addition, the information in this prospectus has been presented without giving effect to the proposed one-for-ten reverse split of our common stock. If stockholders approve the reverse split, we intend to effect it prior to the closing of the private placement and the rights offering. If the reverse split is effected:

•	each right will continue to be exercisable for $1.60, $1.00 or $0.50 of preferred stock per right;

•	the purchase price and the liquidation preference per share of preferred stock will be the lesser of (1) $5.10 per share, and (2) 90% of the average of the last sale price of our common stock on a pre-split basis over the twenty trading days through and including the fourth trading day prior to the closing date of this rights offering, multiplied by ten; and

•	each share of preferred stock initially will be convertible into one share of post-split common stock, subject to adjustment for future stock splits, stock dividends and similar actions.

The Rights Offering

Rights granted	We have granted to each person who was a record holder of our common stock on the record date one right to purchase shares of Series B convertible preferred stock for each share of common stock then held.

To exercise your rights, you must deliver a rights certificate along with payment of the applicable subscription price.

Securities offered	We are offering shares of 7% Series B convertible preferred stock, which is a new class of preferred stock.

Exercise some or all of your rights	You may exercise some or all of your rights, or you may choose not to exercise any of your rights.

Number of shares that may be purchased and subscription price	The maximum number of shares that you may purchase in the rights offering is limited to the number of shares that will allow you to maintain, but not increase, your approximate ownership percentage in eLoyalty immediately prior to the private placement and the rights offering, excluding shares of our common stock acquired after the record date for the rights offering. As a result, the maximum number of shares that you may purchase will depend on the number of shares issued in the private placement and the number of shares issued to other stockholders who exercise their rights.

To exercise your rights, you must specify the maximum dollar amount of preferred stock you wish to subscribe for per right. You may subscribe for:

• $1.60 of preferred stock per right, in which case you must send the subscription agent a payment equal to $1.60 multiplied by the number of rights you have exercised;

• $1.00 of preferred stock per right, in which case you must send the subscription agent a payment equal to $1.00 multiplied by the number of rights you have exercised; or

• $0.50 of preferred stock per right, in which case you must send the subscription agent a payment equal to $0.50 multiplied by the number of rights you have exercised.

If the maximum amount of preferred stock that you may purchase is less than the amount you subscribe for, the subscription agent will return the unused portion of your subscription payment promptly following the closing of the rights offering, plus interest accruing from the closing date of the rights offering.

We will not issue fractional shares. If the exercise of your rights would result in your receipt of fractional shares, the number of shares issued to you will be rounded down to the nearest whole share.

Purchase price of preferred stock	The purchase price per share of preferred stock is the lesser of $0.51 and 90% of the average of the last sale price of our common stock on a pre-split basis over the twenty trading days through and including the fourth trading day prior to the closing of the rights offering, as adjusted to reflect the proposed one-for-ten reverse split of the common stock. If the reverse split is effected as proposed, the purchase price per share of preferred stock will be the lesser of $5.10 and 90% of the average price of the common stock described above on a pre-split basis multiplied by ten.

We will make a public announcement of the purchase price promptly following the close of trading on the fourth trading day prior to the closing date of the rights offering.

Basis for purchase price	The purchase price per share of preferred stock was the result of arms’ length negotiations between us and the investors in the private placement.

Record date	October 8, 2001

Requirement to hold shares on closing date	On the closing date of the rights offering, you must hold at least one pre-split share of our common stock for each right you have exercised. In the rights certificate, you will be asked to confirm that you will meet this requirement on the closing date.

Expiration date and time	The rights expire at 5:00 p.m., New York City time, on , 2001, unless we extend it.

Reasons for the rights offering	We are offering the rights to raise capital and allow our stockholders to maintain their approximate percentage ownership interest in eLoyalty, after giving effect to the private placement and the rights offering.

Use of proceeds	We intend to use the proceeds of the private placement and the rights offering for general corporate purposes.

Conditions to the rights offering	The rights offering is conditioned upon the closing of the private placement. The private placement is conditioned on stockholder approval and other conditions.

No Board recommendation	Our board of directors makes no recommendation to stockholders regarding the exercise of rights under this offering. Stockholders who exercise any rights risk investment loss on new money invested. We refer you to the section entitled “Risk Factors.”

Transferability of rights	The rights are not transferable.

No revocation	If you exercise any rights, you are not allowed to revoke or change your exercise or request a refund of monies paid.

Subscription agent

Information agent

Procedure for exercising rights	To exercise rights, you must complete the enclosed rights certificate and deliver it, along with a payment of the applicable subscription price, to the subscription agent prior to the expiration date.

You may deliver the documents and payments by mail or commercial courier. If regular mail is used for this purpose, we recommend using insured, registered mail.

Payment adjustments	If you send a payment that is insufficient to exercise all of the rights you have exercised at the subscription amount you have specified, the payment received will be applied to exercise your rights at a lower subscription level, either $1.00 or $0.50 per right, as applicable. If your payment is not sufficient to exercise the rights you have exercised for $0.50 per right, your rights will expire unexercised and your payment will be returned to you without interest.

Nominee accounts	If you wish to exercise your rights and purchase shares in this rights offering and your shares of common stock are held by a broker, bank, trust company or other nominee, you should promptly contact those record holders and request them to exercise the rights on your behalf. You may also contact the nominee and request the nominee to send a separate rights certificate to you.

You are responsible for the payment of any fees that brokers or other persons holding your shares may charge in connection with the exercise of your rights and the purchase of your shares.

Shares of common stock outstanding	51,570,838 shares outstanding on September 5, 2001 (or approximately 5,157,083 shares after giving effect to the proposed reverse stock split), which excludes up to 6,500,000 shares of restricted stock that may be issued in exchange for outstanding options held by officers and employees.

Shares of preferred stock to be outstanding after the private placement and the rights offering	174,730,950 shares of preferred stock outstanding, assuming the exercise of all of the rights for $1.60 per right (or approximately 17,473,095 shares after giving effect to the proposed reverse split of our common stock).

U.S. federal income tax consequences	For U.S. federal income tax purposes, a stockholder will not recognize taxable income upon the receipt or exercise of rights. See “Material U.S. Federal Income Tax Consequences.”

We urge you to consult your own tax adviser concerning the tax consequences of this rights offering under your own tax situation.

This prospectus does not summarize tax consequences arising under state, local or foreign tax laws, or any tax laws relating to special tax circumstances or particular types of taxpayers.

Stock certificates	We will deliver stock certificates representing shares of preferred stock purchased upon exercise of your rights as soon as practicable after the closing of the rights offering. The certificates will contain a legend referring to the restrictions on transfer of the preferred stock.

Transfer, paying and conversion agent	will act as transfer, paying and conversion agent for the preferred stock.

Withdrawal, amendment and extension	We may withdraw, amend or extend the rights offering at any time prior to the expiration date. If we withdraw the rights offering, we will return all funds received in the rights offering without interest to those persons who exercised their rights and subscribed for shares in the rights offering.

Reverse stock split	We intend to effect a one-for-ten reverse split of our common stock shortly before the closing of the rights offering, subject to the approval of the holders of our common stock.

If we effect the reverse stock split as currently proposed, each right will continue to be exercisable for $1.60, $1.00 or $0.50 of preferred stock per right, but the purchase price and liquidation preference per preferred share will be the lesser of (1) $5.10 per share, and (2) 90% of the average of the last sale price of our common stock on a pre-split basis over the twenty trading days through and including the fourth trading day prior to the closing date of this rights offering, multiplied by ten.

Terms of the 7% Series B Convertible Preferred Stock:

Restrictions on transfer of preferred stock	The shares of preferred stock that you purchase upon exercise of your rights may not be transferred until one year after the closing date of the rights offering, subject to limited exceptions.

Dividends	Dividends will accrue at a rate of 7% per year on the original purchase price of the preferred stock. We will pay the dividends, if declared by our board of directors, on and of each year, beginning , 2002.

Optional conversion	The preferred stock will be convertible into shares of common stock at your option beginning six months after the closing of the rights offering.

Automatic conversion	The preferred stock will convert automatically into shares of common stock if at any time beginning six months after the closing date of the rights offering the last sale price of our common stock is at least five times the original purchase price per share of the preferred stock for 30 consecutive trading days and, in connection with the shares of preferred stock issued in the private placement, the registration statement we have agreed to file with respect to those shares is effective.

Conversion ratio	The preferred stock will be convertible into shares of common stock initially at a rate of one share of common stock for each share of preferred stock. The number of shares of common stock that we will issue upon conversion of the preferred stock will be adjusted if we split our stock or pay dividends in shares of stock or take similar actions, unless we take similar actions with respect to the preferred stock.

Liquidation preference of preferred stock	Upon our liquidation, the holders of the preferred stock would be entitled to receive an amount equal to the original purchase price of the preferred stock, plus accrued but unpaid dividends, before any payments are made to the holders of our common stock. After that amount has been paid, the holders of the preferred stock also would participate on an as-converted basis with the holders of the common stock in our remaining assets.

Upon a consolidation or merger of eLoyalty with or into any other corporation or other entity or person, or any other corporate reorganization, in which our stockholders immediately prior to such transaction own less than 50% of our voting power immediately after such transaction, or any transaction or series of related transactions to which we are a direct contracting party in which in excess of 50% of our voting power is transferred, or upon a sale, lease or other disposition of all or substantially all of our assets, the holders of the preferred stock would be entitled to the amounts described in the preceding paragraph unless the holders of the common stock, assuming the conversion of all of the preferred stock into common stock, would receive an amount equal to four times the original purchase price of the preferred stock, in which case the holders of the preferred stock would receive the amount that they would be entitled to if they had converted their preferred stock into common stock immediately prior to the transaction.

Voting rights	The holders of the preferred stock will vote together with the holders of the common stock as a single class, and each share of preferred stock will be entitled to a number of votes equal to the number of shares of common stock that it is convertible into, determined without regard to the limitation on conversion during the first six months after issuance.

In addition, the affirmative vote of the holders of a majority of the outstanding preferred stock, voting as a separate class, will be required to take any of the following actions:

• the authorization, creation or issuance of any class or series of stock or other securities convertible into or exercisable for equity securities having rights, preferences or privileges that are equal or superior to the rights, preferences or privileges of the Series B convertible preferred stock;

• any increase or decrease in the authorized number of shares of Series B convertible preferred stock; or

• any amendment, waiver, alteration or repeal of any provision of our certificate of incorporation or our bylaws in a way that adversely affects the rights, preferences or privileges of the Series B convertible preferred stock.

Also, until six months after the closing date of the private placement and the rights offering, the affirmative vote of the holders of at least 85% of the outstanding preferred stock present in person or by proxy and entitled to vote at a meeting held for this purpose shall be required prior to a consolidation or merger of eLoyalty with or into any other corporation or other entity or person, or any other corporate reorganization, in which our stockholders immediately prior to such transaction own less than 50% of our voting power immediately after such transaction, or any transaction or series of related transactions to which we are a direct contracting party in which in excess of 50% of our voting power is transferred, or a sale, lease or other disposition of all or substantially all of our assets.

Redemption	The Series B convertible preferred stock does not have a stated redemption feature. However, upon a consolidation or merger of eLoyalty with or into any other corporation or other entity or person, or any other corporate reorganization, in which our stockholders immediately prior to such transaction own less than 50% of our voting power immediately after such transaction, or any transaction or series of related transactions to which we are a direct contracting party in which in excess of 50% of our voting power is transferred, or a sale, lease or other disposition of all or substantially all of our assets, the holders of the preferred stock would be entitled to their liquidation preference after the payment of which the preferred stock would be retired.

Summary Financial Data

      The following table summarizes our financial data. This information should be read in conjunction with Management’s Discussion and Analysis of Financial Condition and Results of Operations, and the financial statements and notes thereto, which are incorporated by reference from our Annual Report on Form 10-K for the year ended December 30, 2000 and from our Quarterly Report on Form 10-Q for the quarter ended June 30, 2001. The statements of operations data for the years ended December 30, 2000 and December 31, 1999, for the seven month period ended December 31, 1998 and for the years ended May 31, 1998, 1997, 1996, and the balance sheet data as of December 30, 2000, December 31, 1999 and 1998, and May 31, 1998 and 1997, below are derived from our audited financial statements. The statements of operations data for the six month periods ended June 30, 2001 and 2000, the year ended December 31, 1998, and the seven month period ended December 31, 1997, and the balance sheet data as of June 30, 2001 and May 31, 1996 are derived from unaudited financial statements. In the opinion of management, the unaudited financial statements referred to above reflect all adjustments, consisting of normal adjustments, necessary to present fairly eLoyalty’s results of operations for the six month periods ended June 30, 2001 and 2000, the year ended December 31, 1998, and the seven month period ended December 31, 1997, and the balance sheet data as of June 30, 2001 and May 31, 1996.

      The financial information for periods prior to February 15, 2000 reflect eLoyalty’s results of operations and financial position as it operated within TSC, and the financial information for periods subsequent to February 15, 2000 reflect eLoyalty’s results of operations and financial position as it operated as a separate, stand-alone publicly traded company. The financial information for periods prior to February 15, 2000 may not necessarily reflect what the financial position and results of operations of eLoyalty would have been had eLoyalty operated as a separate, stand-alone publicly traded entity during such periods.

Statements of Operations Data:

									For the Seven Month
	For the Six Month								Periods Ended
	Periods Ended June			For the Years Ended December					December			For the Years Ended May

	2001	2000		2000	1999		1998		1998	1997		1998		1997		1996

	(unaudited)						(unaudited)			(unaudited)

	(in thousands, except share and per share data)

Revenues	$81,227	$97,139		$211,603	$146,003		$105,235		$64,415	$43,668		$84,488		$43,181		$26,516

Project personnel costs	51,098	46,089		104,203	68,483		47,764		29,562	21,149		39,049		16,908		10,954

Gross profit	30,129	51,050		107,400	77,520		57,471		34,853	22,519		45,439		26,273		15,562

Other costs and expenses:

Selling, general and administrative	50,047	44,370		96,875	58,395		46,665		29,132	18,269		35,436		19,290		10,609

Severance and related costs	22,194	—		—	—		—		—	—		—		—		—

Research and development	4,616	4,328		9,322	5,624		3,882		3,089	1,483		2,543		1,799		46

Goodwill amortization	2,485	2,488		4,972	4,996		3,794		2,450	1,856		3,201		376		—

Total other expenses	79,342	51,186		111,169	69,015		54,341		34,671	21,608		41,180		21,465		10,655

Operating (loss) income	(49,213)	(136)		(3,769)	8,505		3,130		182	911		4,259		4,808		4,907

Other income (loss)	1,232	1,261		2,921	(408)		(391)		(327)	(14)		(24)		15		—

(Loss) income before income taxes	(47,981)	1,125		(848)	8,097		2,739		(145)	897		4,235		4,823		4,907

Income tax (benefit) provision	(1,591)	563		(424)	4,039		1,672		398	562		2,022		1,897		1,857

Net (loss) income	$(46,390)	$562		$(424)	$4,058		$1,067		$(543)	$335		$2,213		$2,926		$3,050

Basic net (loss) income per common share(1)	$(0.93)	$0.01		$(0.01)	$0.10		$0.03		$(0.01)	$0.01		$0.05		$0.07		$0.07

Diluted net (loss) income per common share(1)(2)	$(0.93)	$0.01		$(0.01)	$0.09		$0.02		$(0.01)	$0.01		$0.05		$0.06		$0.07

Basic weighted average shares outstanding (in millions)(1)	50.0	46.9		48.2	41.4		41.4		41.4	41.4		41.4		41.4		41.4

Dilutive weighted average shares outstanding (in millions)(2)	51.5	52.6		53.7	44.2		43.1		NA (3)	45.8		46.8		46.6		45.5

Ratio of earnings to fixed charges (unaudited)(4)	— (5)	2.27	x	— (5)	18.09	x	11.68	x	— (5)	7.32	x	18.36	x	110.61	x	NA	(4)

Summary Financial Data (Cont.)

(1)	In December 1999, eLoyalty issued 41.4 million shares to TSC. For periods prior to February 15, 2000, basic earnings per share has been computed based on the 41.4 million shares and diluted earnings per share has been computed based on the 41.4 million shares plus the estimated dilutive effect of common stock equivalents using the “treasury stock” method. For periods subsequent to February 15, 2000, basic earnings per share has been computed based on actual weighted shares outstanding and dilutive earnings per share has been computed based on the actual weighted shares outstanding plus the dilutive effect of common stock equivalents using the “treasury stock” method.
(2)	In periods of a loss, common stock equivalents are not included in the calculation as they are antidilutive.
(3)	Dilutive share information is not available for this period (see note thirteen to the financial statements which are incorporated by reference from our Annual Report on Form 10-K for the year ended December 30, 2000).
(4)	The ratio of earnings to fixed charges represents the ratio of earnings before income taxes plus fixed charges to fixed charges. Fixed charges include net cash interest expense plus a reasonable approximation of the interest portion (33%) of rent expense. Fixed charges were $0 for the year ended May 31, 1996.
(5)	Earnings were inadequate to cover fixed charges during the six month period ended June 30, 2001, the year ended December 30, 2000, and the seven month period ended December 31, 1998, with coverage deficiencies of $48.0 million, $0.9 million and $0.2 million, respectively.

Balance Sheet Data:

	As of	As of	As of December 31,		As of May 31,
	June 30,	December 30,
	2001	2000	1999	1998	1998	1997	1996

	(unaudited)						(unaudited)

	(in thousands)

Cash	$39,652	$41,138	$13,462	$4,411	$4,726	$4,130	$321

Working capital	61,797	109,934	54,927	26,231	23,840	13,506	6,249

Total assets	143,085	184,618	96,603	63,904	54,118	24,188	14,008

Stockholders’ equity	93,767	140,856	73,615	47,888	40,893	17,147	9,312

Summary Financial Data (Cont.)

RISK FACTORS

      You should carefully consider each of the following risks and all of the other information included in this prospectus, and the information that we have incorporated by reference in this prospectus, before deciding to exercise your rights.

Risks Relating to Our Business

      Our business is subject to the following risks, which include risks relating to the industry in which we operate.

Our business and the value of your securities may be adversely affected if we fail to maintain our listing on Nasdaq.

      We face possible Nasdaq delisting which would result in a limited public market and reduced liquidity for our common stock, make obtaining future financing more difficult for us and could result in lower prices and larger spreads in the bid and ask prices for shares of our common stock. Because the preferred stock will be convertible into our common stock, a delisting from Nasdaq may adversely affect the value of the preferred stock. On August 2, 2001, we received a letter from The Nasdaq Stock Market notifying us that we had failed to maintain a minimum closing bid price of $1.00 over the previous thirty day period, a requirement for continued Nasdaq listing. The letter further noted that we would be given until October 31, 2001 to restore our compliance with this requirement by maintaining a minimum bid price of $1.00 for at least ten consecutive trading days prior to such date. We have not satisfied this requirement as of the date of this prospectus. If we are unable to meet the Nasdaq listing requirement, we will be notified that our securities will be delisted from Nasdaq. We would have the right to appeal any such decision, but we cannot assure you that we would be successful in our appeal.

      If our common stock loses its Nasdaq National Market status, shares of our common stock would likely trade in the over-the-counter market in the so-called “pink sheets” or the OTC Bulletin Board. Selling our common stock would be more difficult because smaller quantities of shares would likely be bought and sold, transactions could be delayed, and security analysts’ and news media coverage of us may be reduced. These factors could result in lower prices and larger spreads in the bid and ask prices for shares of our common stock. Such delisting from the Nasdaq National Market or further declines in our stock price could also greatly impair our ability to raise additional necessary capital through equity or debt financing and may significantly increase the dilution to stockholders caused by our issuing equity in financing or other transactions.

      In addition, if our common stock is not listed on the Nasdaq National Market, we may become subject to Rule 15g-9 under the Securities and Exchange Act of 1934 which imposes additional sales practice requirements on broker-dealers that sell low-priced securities, referred to as “penny stocks,” to persons other than established customers and institutional accredited investors. A penny stock is generally any equity security that has a market price or exercise price of less than $5.00 per share, subject to certain exceptions, including listing on the Nasdaq National Market or the Nasdaq SmallCap Market. For transactions covered by these rules, broker-dealers must make a special suitability determination for the purchase of such securities and must have received the purchaser’s written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a risk disclosure document mandated by the SEC relating to the penny stock market. The broker-dealer is also subject to additional sales practice requirements. Consequently, the penny stock rules may restrict the ability of broker-dealers to sell our securities and may affect the ability of holders to sell these securities in the secondary market and the price at which such holders can sell any such securities.

      Our board of directors has called a special meeting of stockholders for                     , 2001 to vote upon an amendment to our certificate of incorporation which would effect a one-for-ten reverse stock split of our issued and outstanding common stock. One reason we are seeking to effect the reverse stock split is to attempt to increase the per share market price of our common stock above the $1.00 minimum bid level required to maintain our Nasdaq National Market listing. If the proposed amendment is approved by our stockholders, our board of directors will have the authority, without further stockholder approval, to effect the reverse split, pursuant to which each of our presently outstanding shares of common stock would be exchanged for new shares of common stock in an exchange ratio of one new share for every ten old shares. There can be no assurance that, if the reverse split is effected, we will meet the minimum bid price or other requirements of Nasdaq for continued inclusion of our common stock for quotation on the Nasdaq National Market.

Economic uncertainties or negative economic conditions, including a substantial or prolonged economic downturn, may continue to adversely affect our results of operations.

      Demand for our services by our existing and prospective clients has decreased since 2000 and may continue to decrease because of prevailing economic uncertainties or adverse economic conditions. Continuation or worsening of this year’s general economic slowdown, as well as other future negative business, capital market and economic events, conditions or volatility, may cause companies to reduce their budgets for outside consultants in general or for information technology related projects in particular, which in turn could adversely affect both the demand for our services and the related revenue stream and increase price competition. While assessment of their potential impact is difficult at present, the terrorist attacks in the United States on September 11, 2001 and any responsive actions may exacerbate negative economic, market or business conditions and uncertainties. We have experienced and may continue to experience uncertainties in connection with the attraction of new clients, the continuation of existing and new engagements with existing clients and the timing of related client commitments, including, without limitation, delays or deferrals by clients of new engagements or existing project extensions or cancellations.

      Our consolidated revenues were $35.0 million in the second quarter of 2001. This represents an approximate 31% decline as compared to the second quarter of 2000 and a 24% decline from the first quarter of 2001, which in turn followed a 20% sequential quarterly decline from the fourth quarter of 2000. During the third quarter of 2001, we have experienced weakening revenues from our international operations.

      We also have experienced declines during 2001 in the utilization rate of our engageable field consultants. Utilization is defined as billed time as a percentage of total available billable time. Average utilization was 66% for the fiscal year 2000, 60% for the first quarter 2001 and 54% for the second quarter 2001. Our gross profit margin (gross profits, or revenues minus project personnel costs, as a percentage of revenues) was 36% for the second quarter of 2001. This represented a decline from both our 38% gross profit margin in the first quarter of 2001 and the 51% gross profit margin achieved for fiscal 2000. We have also experienced pricing competition during 2001.

      We presently expect the current economic slowdown and resulting uncertain client expenditure commitments and extended decision time frames to persist during the remainder of 2001 and to continue into 2002. We are continuing to experience deferrals of proposed new projects and project extensions, with pipeline prospects being converted into firm engagements at a less certain rate and on a longer cycle than during prior years. The continuation or worsening of any of these uncertainties or conditions and resulting uncertain client expenditure commitments and extended decision time frames could further adversely affect our business and results of operations.

      In response to this economic environment and decline in demand for our services, we have undertaken cost reduction actions, including headcount and office space reductions. Even with such cost reduction actions, we may not be able to adequately control our costs in a timely manner. If we are unable to do so, we may be unable to compete profitably.

      As a result of cost reduction activities, we recognized a special pre-tax charge of $10.7 million (approximately $7.1 million after tax) in the second quarter of fiscal 2001, the bulk of which relates to future 2001 cash commitments for agreed employee severance payments and estimated contractual exit costs associated with office closures. This second quarter charge is in addition to a special pre-tax charge of $11.5 million (approximately $7.1 million after-tax) taken in the first quarter of fiscal 2001. During July 2001, we initiated further cost reduction actions, including an additional workforce reduction. We expect that these July actions will result in an estimated pre-tax special charge of approximately $7.6 million ($5.5 million after-tax) in the third quarter of fiscal 2001. That estimate does not include special charges relating to the further cost reduction actions being undertaken in September 2001, which we currently estimate to be approximately $3.0 million to $4.0 million on a pre-tax basis.

      As a result of our combined year-to-date cost reduction actions, including those being undertaken in September 2001, we have reduced our overall headcount by more than 45% from the end of fiscal 2000. We expect substantially all severance and related costs, including costs associated with headcount reductions undertaken in September, to be paid out by the end of the first quarter of 2002 pursuant to agreements entered into or to be entered into with the affected employees and the costs related to the office closures to be paid pursuant to contract terms through 2007.

We depend on a limited number of clients for a significant portion of our revenue, and the loss of a significant customer or a substantial decline in the number or scope of projects we do for a significant customer would have an adverse effect on our business.

      We currently derive and expect to continue to derive a significant portion of our revenues from a limited number of clients. The volume of work that we perform for a specific client is likely to vary from year to year, and a major client in one year may not use our services in a subsequent year. However, to the extent that any significant client uses less of our services or terminates its relationship with us, as may occur as clients respond to adverse economic or demand conditions affecting their own businesses, our revenues could decline substantially. As a result, the loss of any major client could seriously harm our business.

      As previously announced, in early June 2001, Agilent Technologies notified us of its cancellation of a project on which we and other third parties were engaged. Agilent had been our single largest customer, contributing approximately $8 million, or 22.8%, of our total revenues for the second quarter of 2001 and approximately 19% and 15%, respectively, of our total revenues for the first quarter of 2001 and the prior fiscal year. Given current economic and demand conditions, this project cancellation is expected to have a material near-term effect on our revenues, beginning in the third fiscal quarter of 2001. In general, as our revenues have declined, our customer concentration has grown, increasing our potential exposure to the loss of a single major customer. During the second quarter of 2001, two clients (in addition to Agilent) each accounted for more than 10% of our revenues. Our top 20 customers contributed 92% of total revenues for the second quarter of 2001, as compared to 85% for the first quarter of 2001 and 70% for the second quarter last fiscal year.

We may have to take a significant charge to earnings and write down assets on our balance sheet if our operating results do not improve.

      During the second quarter of 2001, we established a $12.2 million valuation allowance against the benefit of certain international operating unit tax losses recognized through March 31, 2001 and ceased recording the benefit of losses incurred by these operating units beginning in the second quarter of fiscal 2001.

      We recorded a deferred tax asset of $15.9 million through June 30, 2001 reflecting primarily the benefit of U.S. loss carryforwards, which expire in 2020. This amount is expected to increase as a result of our continuing to record the benefit of losses incurred in the United States. Realization of this asset is dependant on generating sufficient taxable income in the United States that can be offset against these loss carryforwards prior to their expiration. The amount of the deferred tax asset considered realizable, however, could be reduced in the near term through the recording of an additional valuation allowance if current estimates of the timing and amount of future taxable income during the carryforward period are significantly revised, or if we undergo an ownership change for purposes of Section 382 of the Internal

Revenue Code as described under “— The private placement and the rights offering may jeopardize our ability to use some or all of our net operating loss carryforwards.”

It may be difficult for us to sufficiently access the debt and/or equity markets to meet our financial needs.

      We may need to raise additional funds in the future, through public or private debt or equity financings, which may not be available on terms favorable to us or at all. Any additional capital we raise through the sale of equity may dilute your ownership percentage in us. Although we sustained an operating and net loss for fiscal 2000 and the first six months of fiscal 2001, and expect to continue to experience operating and net losses for the third quarter of fiscal 2001 and the 2001 fiscal year, we believe that existing cash resources, including the proceeds of our borrowings under our existing senior credit facility, the proceeds from the private placement and the rights offering, if any, and the proceeds to be available under a new 2002 senior credit facility for which we have received a commitment and which will replace our existing senior credit facility, will be sufficient to satisfy our operating cash needs for the next twelve months. Any future decreases in our operating results, cash flow, or stockholders’ equity may impair our future ability to raise additional funds on acceptable terms. As a result, we may not be able to maintain adequate liquidity to support our operations, take advantage of new service or solutions offerings or business expansion opportunities or respond effectively to competitive pressures.

      Despite our recent cost reduction activities, continuing operating and net losses or adverse impacts on our accounts receivable collection activities resulting from uncertain prevailing economic conditions and project deferrals or cancellations could require us to accelerate use of existing cash balances to fund operations for the next twelve months and limit our ability to fund capital and other discretionary expenditures. If our operating activities or net cash needs for the year were to differ materially from current expectations, there could be no assurance, given current market, credit and general economic uncertainties, that we would have access to additional capital resources on acceptable terms.

We depend on good relations with our major clients and any harm to these good relations may harm our ability to compete effectively.

      To attract and retain clients, we depend to a large extent on our relationships with our customers and our reputation for high quality professional services and solutions. We create, implement and maintain CRM and other applications and CRM solutions that are often critical to our clients’ businesses. While we believe that we generally enjoy good relations with our clients, if a client is not satisfied with our services, products or solutions, including those of subcontractors we employ, it may be damaging to our reputation and business. Any defects or errors in our CRM services or solutions or failure to meet our clients’ expectations could result in:

•	delayed or lost revenues due to adverse client reaction;

•	requirements to provide additional services to a client at a discount or at no charge;

•	negative publicity, which could damage our reputation and adversely affect our ability to attract or retain clients; and

•	claims for damages against us, regardless of our responsibility for such failure.

      In addition, if we fail to meet our contractual obligations with our clients, we could be subject to legal liabilities or loss of clients. Although our contracts typically include provisions to limit our exposure to legal claims for the services and solutions we provide and the applications and systems we develop or integrate, these provisions may not be sufficient to protect us in all cases.

If we do not effectively manage the risks associated with increasingly complex client projects and new services offerings, our gross profit margins and our financial results may suffer.

      We may fail to accurately estimate the time and resources necessary for the performance of our services. It can be difficult to judge the time and resources necessary to complete a project. A number of different risks must be accounted for, including, without limitation, the variability and predictability of the number, size, scope, cost and duration of client engagements, and shifts from time and materials-based engagements to alternative pricing or value-based models and variable employee utilization rates, project personnel costs and project requirements. Accurate estimates as to the costs and timing of completion of projects is particularly important for the limited number of our projects that are performed on a fixed-price or fixed-time basis. Our failure to accurately estimate or manage these risks could reduce the profitability of, or result in a loss on, our projects and could damage our client relationships and our reputation.

Our ability to retain our key existing professionals, and our ability to recruit additional professionals with specialized talents, are critical to the success of our business.

      We believe that our success will depend substantially on our ability to motivate and retain highly skilled management, strategic, technical, product development and other key professional employees. As the information technology professional services industry remains people-intensive, we also expect to continue to compete with other companies in recruiting any additional needed professionals, especially those with specialized skills or experience.

      We have reduced the number of employees through workforce reductions during 2001 and may take additional cost reduction measures, including additional workforce reductions. The impact on employee morale of these cost reduction measures may adversely affect our ability to retain our key professionals and attract additional needed talent. In addition, the decline in our stock price has resulted in most of our employees holding options to purchase our common stock with exercise prices that are significantly higher than the current market price of our common stock. The market price and liquidity of our common stock would be subject to further negative pressures if we were unable to maintain the listing of our common stock on the Nasdaq National Market system. Although we intend to offer to replace some of these options with restricted stock, we cannot assure you that by doing so we will be successful in retaining key personnel.

      If we cannot retain our key personnel, our ability to complete or retain existing projects or bid for new projects of similar scope and revenue may be adversely affected and our business could be seriously harmed. There also is no guarantee that the employee and customer non-solicitation and non-competition agreements we have entered into with our senior professionals would deter them from departing us for our competitors or that such agreements would be upheld and enforced by a court or other arbiter across all jurisdictions where we engage in business.

Our industry is very competitive and, if we fail to compete successfully, our market share and business will be adversely affected.

      We operate in a highly competitive and rapidly changing market and compete with a variety of organizations that offer services similar to those we offer. The market includes a variety of participants that compete with us at various levels of our business, including strategic consulting firms, systems integrators, general information technology services providers, web consulting firms, application service providers, and other firms that provide both consulting and systems integration services and solutions. New market entrants also pose a threat to our business. We believe that our principal competitors are: Accenture, PricewaterhouseCoopers, Cap Gemini Ernst & Young, KPMG Consulting and Deloitte Consulting.

      Many of our competitors have longer operating histories, more clients, longer relationships with their clients, greater brand or name recognition and significantly greater financial, technical, marketing and public relations resources than we do. As a result, our competitors may have enhanced abilities to compete for specific clients and market share generally, including through substantial economic incentives to clients to secure contracts or other forms of pricing competition. Existing or future competitors may develop or offer solutions that are comparable or superior to ours at a lower price. In addition, our competitors may be in a better position to respond quickly to new or emerging technologies and changes in client requirements or expectations. They may also develop and promote their products and services more effectively than we do and be better able to compete for skilled professionals by offering substantial compensation incentives.

We must keep pace with technological innovation and change, as well as evolving industry standards, in order to build our business.

      Our industry historically has been characterized by changing technologies, the introduction of new products and services and evolving industry standards and client preferences. Our solutions must meet the requirements of and achieve significant acceptance among our current and prospective clients within this environment. Our future business will depend on our continuing ability to adapt to and incorporate changing technologies and emerging industry standards and to remain knowledgeable with respect to emerging CRM technology, customer loyalty research and applied CRM solutions.

      In addition, our future business depends upon continued growth in the acceptance and use of CRM methodologies and technologies by our current and prospective clients and their customers and suppliers. Their acceptance and usage in turn may depend upon factors such as: the actual or perceived benefits of adoption and implementation of CRM methodologies and technologies, including the predictability of a meaningful return on investment, cost efficiencies or other measurable economic benefits; their actual or perceived ease of use and access to such new technologies and methodologies; and their willingness to adopt new business methods incorporating a customer-centric approach.

      We cannot assure you that we will be successful in anticipating or responding to these developments and challenges on a timely or competitive basis or at all, or that our ideas and solutions will be successful in the marketplace. In addition, new or disruptive technologies and methodologies by our competitors may make our service or solutions offerings uncompetitive. Any of these circumstances could adversely affect our ability to obtain and successfully complete substantial new client engagements that are important to maintain and grow our business. The recent growth of and intensifying competition within the CRM market may increase these challenges.

We depend on our ability to rapidly learn, use and integrate software and other technology developed by third parties to successfully compete in the CRM market, and our ability to maintain and grow our business may be affected by our ability to maintain strong relationships with CRM software providers and other alliance partners.

      To provide our CRM solutions and services, we rely on third party software, telephony and other infrastructure and related services. If we are unable to integrate these components in a fully functional manner, we may experience difficulties that could delay or prevent the successful development, introduction or marketing of new solutions. We could also incur substantial costs if we need to modify our services or infrastructure to adapt to changes in these third party products and services.

      We have invested time and resources in seeking to maintain strong relationships with CRM software providers and we plan to make additional investments in the future. The benefits we anticipate from these relationships play an important role in our future growth strategies. We rely on these relationships with third party vendors and alliance partners to allow us to rapidly learn about their existing and next generation technologies, to develop appropriate methods to integrate their products and services into our solutions and to obtain joint sponsorship of solutions offerings. If we are unable to initiate and successfully maintain these relationships, we may fail to obtain the future benefits we hope to derive from them and significantly reduce our ability to successfully create and deploy new solutions offerings incorporating their technologies. In addition, we may be adversely affected by the failure of one or more of our vendors or alliance partners, which could lead to reduced marketing exposure, fewer sales leads or joint marketing opportunities and a diminished ability to gain access to or develop leading-edge solutions. As our most important alliance relationships are non-exclusive, our alliance partners are also free to establish similar or preferred relationships with our competitors. These circumstances could adversely impact the success of our growth strategies and that, in turn, could adversely affect our results of operations.

We are subject to risks related to adjustments in our operations, business model or geographic business locations.

      As we adapt to current and future economic and demand conditions, we may incur significant unanticipated costs associated with reorganizations or other adjustments in our operations, business model and geographic business locations. These risks include, without limitation, the timely and cost-effective implementation of revised operating, financial and other infrastructure systems, operational and management structures and procedures. We may require different or additional improvements in infrastructure, computers, software and application integration or incur potential exit or closure costs as we refocus our business. Our failure to efficiently manage any such adjustments could cause us to lose business opportunities with both existing and potential clients and could adversely affect our results of operations.

We have a limited ability to protect our intellectual property rights, which are important to our success and competitive position.

      Our ability to protect our proprietary software, methodologies and other intellectual property is important to our success and our competitive position. We generally rely on a combination of confidentiality policies, nondisclosure, license and other contractual arrangements with our clients, employees and corporate partners and trade secrets, copyright and trademark laws to protect our intellectual property. Despite our efforts to protect our intellectual property rights from unauthorized use by or disclosure to third parties, such parties may attempt to disclose, obtain or use our rights. The steps we take may not be adequate to prevent or deter infringement, misappropriation or other use of our intellectual property rights. In addition, we may not detect unauthorized use of, or take timely and effective actions to enforce and protect, our intellectual property rights. Existing laws of some countries in which we provide services or solutions afford more limited protection of intellectual property rights than in the United States.

      We may be required to obtain licenses from others to refine, develop, market and deliver current and new services and solutions. There can be no assurance that we will be able to obtain any of these licenses on commercially reasonable terms or at all, or that rights granted by these licenses ultimately will be valid and enforceable.

Others could claim that our services, software or solutions infringe their intellectual property rights or violate contractual protections.

      Although we believe that our services, software and solutions do not infringe the intellectual property rights of others, we cannot be sure of that. We or our clients may be subject to claims that our services, products or solutions, or the products of third parties that we offer to our clients, infringe the intellectual property rights of others. Any infringement claims may result in substantial costs, divert management attention and other resources, harm our reputation and prevent us from offering some services, software or solutions. A successful infringement claim against us could materially and adversely affect our business.

      In our contracts, we generally agree to indemnify our clients for expenses and liabilities resulting from claimed infringement by our services, software or solutions, excluding third party components, of the intellectual property rights of others. In some instances, the amount of these indemnities may be greater than the revenues we receive from the client. In addition, our business includes the development of customized software modules in connection with specific client engagements, particularly in our systems integration business. We often assign to clients the copyright and, at times, other intellectual property rights in and to some aspects of the software and documentation developed for these clients in these engagements. Although our contracts with our clients generally provide that we also retain rights to intellectual property developed in the course of client engagements, some clients may seek rights to, and attempt to limit our ability to resell or reuse, this intellectual property.

Increasing government regulation could cause us to lose clients or impair our business.

      We are subject not only to regulations applicable to businesses generally, but we and the solutions we offer to our clients also may be subject to United States and foreign laws and regulations directly applicable to electronic commerce, the Internet and data privacy. Legislation recently adopted in the United States and abroad, as well as legislative initiatives that may be considered in the future, may increase regulation of the Internet and impose additional restrictions relating to the privacy of personal data. We may be affected indirectly by any such legislation to the extent that it decreases acceptance or growth of the Internet or otherwise impacts our existing and prospective clients. Any such laws and regulations therefore could affect our existing business relationships or prevent us from getting new clients.

Risks associated with international operations may adversely affect our business.

      Our international operations create special risks, including those relating to the economic conditions in each country, potential currency exchange and credit volatility, restrictions on the movement of cash and certain technologies across national borders, tax issues resulting from multiple tax laws, compliance with a variety of other foreign national and local laws and regulations, political instability and management of a geographically dispersed organization. Our ability to deploy our resources globally while accommodating a variety of local labor and immigration laws and regulations may become more challenging as we implement our operational reorganization into global delivery groups. If not adequately addressed, these risks may adversely affect our business.

      A majority of our international revenue and costs have been denominated in foreign currencies, and we believe that an increasing portion will be so denominated in the future. Revenues from our operations outside the United States were 17% of our revenues for the fiscal year ended December 30, 2000 and 20% of our revenues for the six months ended June 30, 2001. To date, we have not engaged in any foreign exchange hedging transactions, and we are therefore subject to foreign currency risk.

      Our international sales growth may be limited if we are unable to support key foreign operations, customize our solutions for use in local markets, develop relationships with international service providers or establish relationships with distributors and third party vendors with substantial multinational presences. Even if we are able to successfully support international operations, we cannot be certain of continuing or increased international market demand for our solutions.

Our financial results are subject to significant fluctuations because of many factors, any of which could adversely affect the price of our common stock and the value of our preferred stock.

      It is possible that in some periods our operating results may be below the expectations of public market analysts and investors. In this event, the price of our common stock may fall. Our revenues and operating results may vary significantly due to a number of factors, including those described in the preceding risk factors, many of which may not be within our control.

We must maintain our reputation and financial strength to remain competitive.

      We believe that establishing and maintaining a good reputation and brand name is critical for attracting and expanding our targeted client base. In addition, some clients or potential clients may base decisions to engage us in part on the adequacy of our financial resources or other similar measures. If we are unable to establish, through our reputation and name recognition, that we are a reliable choice or if potential clients have concerns about the adequacy or certainty of our future financial resources, we may become less competitive or lose market share. If clients do not perceive our solutions to be effective or of high quality, our brand name and reputation could be materially and adversely affected.

      Our clients use our solutions for critical applications. Any errors, defects or other performance problems, including those in our proprietary software or products supplied by third party vendors, could result in financial or other damages. In addition to any liability we might have, performance problems could also adversely affect our brand name and reputation and therefore our future business.

Risks Relating to the Rights Offering and Private Placement

You may not convert the preferred stock into shares of common stock until six months after the closing date.

      The preferred stock may not be converted into shares of our common stock until six months after the closing date. As a result, you must bear the risk of your investment in the preferred stock until at least six months after the closing date.

You may not sell the preferred stock until one year after the closing date.

      The preferred stock may not be sold or transferred until one year after the closing date of the rights offering. As a result, if you do not convert your preferred stock to common stock, you must bear the risk of your investment until that time.

You may not be able to sell your preferred stock because no current market for the preferred stock exists and such a market may not develop.

      There is no established trading market for the preferred stock. We do not currently intend to list the preferred stock on a national securities exchange or qualify the preferred stock for quotation on any automated quotation service such as The Nasdaq Stock Market. Accordingly, we cannot give any assurance as to:

•	whether an active market for the preferred stock will develop;

•	the liquidity of any such market;

•	your ability to sell the preferred stock; or

•	the prices that you may obtain for your preferred stock.

      In addition, we do not expect the preferred stock to be eligible for clearance and settlement through a depository institution, which will require that the preferred shares be held in certificated form and may further limit the liquidity of any market for the preferred stock.

The ownership percentage of the investors in the private placement may increase significantly if all of the rights are not exercised.

      The percentage ownership of Technology Crossover Ventures and Sutter Hill Ventures in our company will increase to the extent other stockholders do not exercise their rights, which would give each of them significant influence in determining the outcome of any corporate transaction or other matter submitted to our stockholders for approval, including the election of directors and mergers, consolidations and the sale of all or substantially all of our assets. If Technology Crossover Ventures and Sutter Hill Ventures purchase the maximum number of shares they could purchase without any exercise of rights, the ownership percentage of Technology Crossover Ventures would increase from approximately 13.1% to approximately 26.3%, and the ownership percentage of Sutter Hill Ventures would increase from approximately 3.7% to approximately 13.9%, in each case assuming the issuance of 5,000,000 shares of restricted stock in connection with an offer we intend to make to some of our officers and employees to exchange options for restricted stock. As a result of tax restrictions, we have structured the private placement and rights offering to limit the aggregate ownership percentage of Technology Crossover Ventures and Sutter Hill Ventures and their affiliates to a maximum of 47.0% of the voting power or value of our outstanding stock.

You may not revoke or change your exercise of rights.

      You are not allowed to revoke or change your exercise of rights after you send in your subscription forms and payment. If we elect to withdraw or terminate the rights offering, neither we nor the subscription agent will have any obligation with respect to the rights, except to return, without interest, any subscription payments.

You must hold at least one share of common stock on the closing date for each right you exercise.

      To exercise your rights, you must hold at least one pre-split share of our common stock on the closing date for each right that you exercise. If you hold your shares from the record date through the closing date, you will be subject to the risk that the price of our common stock may decline. In addition, if you fail to hold at least one pre-split share of common stock for each right you exercise, we have the right to rescind your related purchase of preferred stock in the rights offering. If the one-for-ten reverse split of our common stock is effected prior to the closing date as proposed, you must own one tenth of a share of our common stock on the closing date for each right you have exercised.

If you do not exercise your rights, you will suffer significant dilution.

      If you do not exercise your rights, you will suffer significant dilution of your percentage ownership of our equity securities relative to purchasers in the private placement and stockholders who exercise their rights. For example, if you own 100,000 shares of common stock before the rights offering, or approximately 0.18% of our common stock, and you do not exercise your rights while all other rights are exercised for $1.60 per right, then your percentage ownership will be reduced to 0.04%. You will also suffer significant dilution in net book value per share.

The private placement and rights offering could cause our spin-off from TSC to be taxable to TSC, and we would be liable to TSC for the amount of taxes it is required to pay.

      Even though our spin-off from TSC in February 2000 was structured to be tax-free to TSC, that spin-off could become taxable to TSC, although not to TSC’s stockholders, under Section 355(e) of the Internal Revenue Code of 1986, as amended, if one or more persons acquire, directly or indirectly, 50% or more of our stock, measured by voting power or value, as part of a plan that includes the spin-off. For this purpose, any acquisitions of our voting stock within two years before or after the spin-off are presumed to be part of that plan, although this presumption is rebuttable. If an acquisition of our stock triggers the application of Section 355(e), TSC would recognize taxable gain to the extent that the fair market value of our stock at the time of the spin-off exceeded TSC’s tax basis for that stock.

      We have attempted to structure the private placement and rights offering to avoid the application of Section 355(e), and it is a condition to the closing of each of the private placement and the rights offering that we receive an opinion of counsel that the private placement and rights offering will not cause the distribution of our stock by TSC in February 2000 to be taxable under Section 355(e). However, because (1) Section 355(e) is a relatively new statute that is complex and under which there is little guidance, (2) the analysis and requirements under Section 355(e) are inherently factual in nature, and (3) an opinion of counsel is not binding on the IRS or the courts, there can be no assurance that the IRS will not assert that Section 355(e) should apply to the spin-off as a result of the private placement or rights offering, or that the courts will not uphold such a position if the IRS were to make such an assertion. In addition, the opinion of counsel will rely in part on certain assumptions and representations made by us and by the investors in the private placement as to various matters, some of which are based on our knowledge or the knowledge of the investors rather than on established facts. If an acquisition of our stock were to cause Section 355(e) to apply to our spin-off, we would be required to indemnify TSC under an agreement between us and TSC, and such liability, if it were to arise, would be significant and could exceed the value of all of our assets.

The private placement and rights offering may jeopardize our ability to use some or all of our net operating loss carryforwards.

      As of June 30, 2001, we had federal net operating loss (NOL) carryforwards available to reduce taxable income in future years, and these NOL carryforwards expire in various years through 2020. Our ability to utilize our NOL carryforwards could become subject to significant limitations under Section 382 of the Internal Revenue Code if we undergo an ownership change. We would undergo an ownership change if, among other things, the stockholders who own or have owned, directly or indirectly, 5% or more of our common stock or are otherwise treated as 5% stockholders under Section 382 and the regulations promulgated thereunder increase their aggregate percentage ownership of our stock by more than 50 percentage points over the lowest percentage of the stock owned by these stockholders at any time during the testing period, which is generally the three-year period preceding the potential ownership change. In the event of an ownership change, Section 382 imposes an annual limitation on the amount of taxable income a corporation may offset with NOL carryforwards. Any unused annual limitation may be carried over to later years until the applicable expiration date for the respective NOL carryforwards.

      It is possible that the private placement and the rights offering could trigger an ownership change for purposes of Section 382 of the Internal Revenue Code, which would limit our ability to use our NOL carryforwards as described above and could result in a writedown of those assets on our balance sheet and a charge against earnings. Even if the private placement and the rights offering do not trigger an ownership change, they will increase the likelihood that we may undergo an ownership change for purposes of Section 382 in the future.

If you desire to purchase shares in the rights offering, you must act promptly and follow all subscription instructions.

      If you desire to purchase shares in the rights offering, you must act promptly to ensure that all required forms and payments are actually received by the subscription agent prior to the expiration date. If you fail to complete and sign the required subscription forms, send an incorrect payment amount, or otherwise fail to follow the subscription procedures that apply to your desired transaction, the subscription agent may, depending on the circumstances, reject your subscription or accept it to the extent of the payment received. Neither we nor the subscription agent undertakes to contact you concerning, or attempt to correct, an incomplete or incorrect subscription form. We have the sole discretion to determine whether the exercise of your rights properly and timely follows the correct procedures.

There is a risk if you use a personal check to pay for shares purchased in the rights offering.

      Any personal check used to pay the subscription price in the rights offering must clear prior to the expiration date, and the clearing process may require five or more business days. You may eliminate this risk by paying the subscription price by wire transfer, certified or cashier’s check drawn on a U.S. bank or U.S. postal money order.

The rights are non-transferable and thus there will be no market for them.

      You cannot give or sell your rights to anyone else. We do not intend to list the rights on any securities exchange or include them in any automated quotation system. Therefore, there will be no market for the rights.

Risks Relating to Our Common Stock

      Because the preferred stock will be convertible into shares of our common stock, there are risks relating to securities markets and the market price of our common stock that you should consider when deciding whether to exercise your rights.

Our stock price may fluctuate significantly.

      The market price of our common stock could be subject to significant fluctuations in response to our operating results, changes in earnings estimates by securities analysts or our ability to meet those estimates, publicity regarding the CRM industry in general or any of our significant clients and other factors. Some or all of these factors may be beyond our control. In particular, the realization of any of the risks described in these “Risk Factors,” including the possibility of substantial sales of our common stock as described below, could have a significant and adverse impact on the market price of our common stock. In addition, the stock market in general has experienced extreme volatility that has often been seemingly unrelated to the operating performance of particular companies, particularly those that are technology related. These broad market fluctuations may adversely affect the trading price of our common stock. In the past, securities class action litigation has often been instituted against companies following periods of volatility in the market price of their securities. Such litigation could result in substantial costs and a diversion of management’s attention and resources. In addition, events such as the recent terrorist attacks in the United States may adversely affect the prices of securities generally or securities of companies in particular sectors or industries.

The market price for our common stock could be adversely affected by substantial sales in the public market or by the large number of our shares eligible for such future sale.

      Sales of substantial amounts of our common stock in the public market or the perception that such sales might occur could have a material adverse effect on the price of our common stock. Shares of our common stock are freely tradable, except for shares held by persons who may be deemed to be our “affiliates” and shares sold to Technology Crossover Ventures in an unregistered private offering in May 2000. As of the date hereof, options to purchase an aggregate of not more than approximately 13.9 million shares of our common stock are outstanding under our 1999 and 2000 stock incentive plans. In addition to the shares reserved for issuance upon exercise of currently outstanding options, approximately 3.1 million additional shares of our common stock remain available, and have been reserved for issuance, under our 1999 and 2000 stock incentive plans. On the first day of each fiscal year, an additional number of shares equal to 5% of the number of shares of our common stock then outstanding will be added to the number of shares available under our 1999 stock incentive plan. To accommodate for these additional shares under our 1999 stock incentive plan, an additional approximately 5.8 million shares have been reserved for issuance under our 1999 employee stock purchase plan. We have filed registration statements covering the issuance of shares of our common stock pursuant to those plans. Accordingly, the shares issued pursuant to those plans will be freely tradable, subject to the restrictions on resale by persons who may be deemed to be our affiliates. Our board of directors has authorized us to make an offer to some of our officers and employees to exchange some of their outstanding options for up to 6,500,000 shares of restricted stock. To the extent that offer is accepted, the number of options will decrease and the number of outstanding shares of restricted stock will increase on a one-for-one basis.

      In addition, in connection with the private placement we have agreed to file a shelf registration statement to register all of the shares of common stock that may be issued to Technology Crossover Ventures and Sutter Hill Ventures upon conversion of the preferred stock purchased in the private placement. We must file that registration statement within 180 days after the closing of the private placement and keep it effective until the shares registered thereunder have been sold or otherwise disposed of or the holders of the shares registered thereunder may sell all of their shares in any three month period without restriction in reliance on Rule 144 under the Securities Act. We will also register under that registration statement the shares of common stock that Technology Crossover Ventures purchased from us in May 2000. Although we cannot determine the exact number of shares to be covered by that registration

statement prior to the closing of the private placement, it will be substantial and may represent up to                     % of our outstanding common stock. Sales of a substantial number of shares under this registration statement may have a material adverse effect on the market price of our common stock, particularly if sales are made at or about the same time and are substantial in relation to the trading volume of our common stock.

The proposed reverse stock split may have an adverse effect on the market for our common stock.

      We cannot predict the effect of the reverse stock split upon the market price for our common stock, and the history of similar stock split combinations for companies in like circumstances is varied. There can be no assurance that the market price per new share of eLoyalty common stock after the reverse stock split will rise in proportion to the reduction in the number of shares of eLoyalty common stock outstanding. In addition, there can be no assurance that, as a result of the reverse stock split, the market price per share of our common stock will either exceed or remain in excess of the $1.00 minimum bid price as required by Nasdaq, or otherwise meet the requirements of Nasdaq for continued inclusion for trading on the Nasdaq National Market. The liquidity in the market for our common stock also could be adversely affected by the reduced number of shares that would be outstanding after the reverse stock split.

      The reverse stock split, if implemented, will likely reduce the number of round lot stockholders, or holders of at least 100 shares of common stock. The Nasdaq National Market requires that we have at least 400 round lot stockholders to maintain our Nasdaq listing. Although we do not believe that the reverse stock split will result in there being fewer than 400 round lot holders of our common stock, there can be no assurance in this regard.

Provisions in our corporate documents, and federal income tax considerations, could delay or prevent a change in control of eLoyalty, which could adversely affect the price of our common stock.

      The existence of some provisions in our corporate documents and Delaware law could delay or prevent a change in control of eLoyalty, which could adversely affect the price of our common stock. Our certificate of incorporation and bylaws contain provisions that may make the acquisition of control of eLoyalty more difficult, including provisions relating to the nomination, election and removal of directors and limitations on actions by our stockholders. For example, our certificate of incorporation provides that the board of directors be divided into three classes as nearly equal in size as possible with staggered three-year terms. This classification of the board of directors has the effect of making it more difficult for stockholders to change the composition of the board of directors. In addition, our preferred stock purchase rights issued under our rights agreement would cause substantial dilution to any person or group who attempts to acquire a significant interest in eLoyalty without advance approval from our board of directors.

      In addition, until six months after the closing of the private placement and the rights offering, the terms of the preferred stock will require the affirmative vote of the holders of at least 85% of the outstanding preferred stock present in person or by proxy and entitled to vote at a meeting held for this purpose prior to a consolidation or merger of eLoyalty with or into any other corporation or other entity or person, or any other corporate reorganization, in which our stockholders immediately prior to such transaction own less than 50% of our voting power immediately after such transaction, or any transaction or series of related transactions to which we are a direct contracting party in which in excess of 50% of our voting power is transferred, or a sale, at lease or other disposition of all or substantially all of our assets. As a result, the holders of a relatively small amount of the preferred stock will be able to prevent such a transaction for a period of six months following the closing of the rights offering.

      The restrictions described under “— The private placement and rights offering could cause our spin-off from TSC to be taxable to TSC, and we would be liable to TSC for the amount of taxes it is required to pay” above also may prevent a change in control of eLoyalty if persons otherwise interested in acquiring our stock postpone or cancel any acquisitions out of concern that their acquisitions would cause the spin-off to be taxable.

FORWARD-LOOKING STATEMENTS

      Some of the statements contained or incorporated by reference in this prospectus constitute “forward- looking statements,” within the meaning of Sections 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, that are based on current management expectations, forecasts and assumptions. These include, without limitation, statements containing the words “believes,” “anticipates,” “estimates,” “expects,” “plans,” “intends,” “projects,” “future” and similar expressions, references to plans, strategies, objectives and anticipated future performance, and other statements that are not strictly historical in nature. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by the forward-looking statements. Such risks, uncertainties and other factors that might cause such a difference include, without limitation, those noted under “Risk Factors” beginning on page 20 of this prospectus. Readers should also carefully review the risk factors described in other documents we file from time to time with the SEC, including our Annual Report on Form 10-K for the fiscal year ended December 30, 2000 and the other SEC filings that are incorporated by reference in this prospectus.

      Readers are cautioned not to place undue reliance on forward-looking statements. They reflect opinions, assumptions and estimations only as of the date they were made, and we undertake no obligation to publicly update or revise any forward-looking statements in this prospectus, whether as a result of new information, future events or circumstances, or otherwise.

USE OF PROCEEDS

      The amount of proceeds we will receive from the rights offering will depend on the number of rights exercised by our stockholders at the various subscription levels and the purchase price of the preferred stock. Assuming that each right that is exercised is exercised for $1.60 per right, and assuming the purchase price and other circumstances described under “Prospectus Summary — Other Information,” the proceeds to us from the rights offering and the private placement would be as follows:

•	if 100% of the rights are exercised, our gross proceeds from the rights offering will be approximately $64.1 million and our gross proceeds from the private placement will be $25.0 million;

•	if 60% of the rights are exercised, our gross proceeds from the rights offering will be approximately $14.3 million and our gross proceeds from the private placement will be approximately $18.9 million;

•	if 40% of the rights are exercised, our gross proceeds from the rights offering will be approximately $6.2 million and our gross proceeds from the private placement will be approximately $15.3 million; and

•	if 20% of the rights are exercised, our gross proceeds from the rights offering will be approximately $2.1 million and our gross proceeds from the private placement will be approximately $13.0 million.

      We will pay from the net proceeds of the rights offering and private placement the estimated offering expenses of approximately $1.0 million and estimated placement expenses of approximately $2.2 million. We will use the net proceeds for working capital and general corporate purposes.

PRICE RANGE OF OUR COMMON STOCK

      eLoyalty completed its 100% spin-off from TSC and began trading on February 16, 2000. Our common stock is traded on the Nasdaq National Market under the symbol “ELOY.” The following table sets forth, for the periods indicated, the high and low sale price per share of our common stock on the Nasdaq National Market:

	High	Low

Year ended December 31, 2000:

First quarter (from February 16, 2000)	$40.50	$18.44

Second quarter	$24.00	$10.50

Third quarter	$18.13	$9.88

Fourth quarter	$12.88	$3.19

Year ended December 31, 2001:

First quarter	$12.00	$2.25

Second quarter	$4.50	$0.60

Third quarter (through September 21, 2001)	$1.02	$0.40

      There were approximately 290 owners of record of our common stock as of September 19, 2001. This number excludes stockholders whose stock is held in nominee or street name by brokers or other nominees, and we believe that we have a significantly larger number of beneficial holders of our common stock.

      We have not paid any cash dividends on our common stock in the past and do not anticipate paying any cash dividends on our common stock in the foreseeable future. Any future determination to pay dividends on our common stock will be at the discretion of our board of directors and will be dependent upon then existing conditions, including our financial condition, results of operations, contractual restrictions, capital requirements, business prospects and other factors our board of directors deems relevant. In addition, our current financing arrangements effectively prohibit us from paying cash dividends on our common stock for the foreseeable future.

DETERMINATION OF OFFERING PRICE

      The purchase price per share of preferred stock will be the lesser of $0.51 and 90% of the average of the last sale price of our common stock on a pre-split basis over the twenty trading days through and including the fourth trading day prior to the closing date of the rights offering, subject to adjustment to reflect the proposed one-for-ten reverse split of the common stock. If the reverse split is effected as proposed, the purchase price per share of preferred stock will be the lesser of $5.10 and 90% of the average price of the common stock described above on a pre-split basis multiplied by ten. We will make a public announcement of the purchase price promptly following the close of trading on the fourth trading day prior to the closing date of the rights offering.

      The purchase price per share of preferred stock was the result of arms’ length negotiations between us and the investors in the private placement. The maximum price per share of $0.51 is equal to 90% of the average of the last sale price of our common stock over the twenty trading days prior to September 5, 2001, the date on which we reached agreement in principle on the material terms of the private placement. Our directors who are affiliated with Technology Crossover Ventures, Jay C. Hoag, and Sutter Hill Ventures, Tench Coxe, did not participate in certain key parts of the board of directors’ deliberations regarding the private placement. They also abstained from voting when the board of directors voted to approve the purchase price and the other terms of the private placement and the amendment to our certificate of incorporation to increase our authorized capital stock, which were unanimously approved by the other directors.

CAPITALIZATION

      The following table sets forth our cash and cash equivalents and capitalization as of June 30, 2001 (1) on an actual basis, and (2) on an as adjusted basis to give effect to the private placement and the rights offering assuming 20%, 40%, 60% and 100% of the rights are exercised for $1.60 per right. The as adjusted columns are based on the assumptions described under “Prospectus Summary — Other Information.” This table should be read together with the consolidated financial statements and notes thereto incorporated by reference in this prospectus.

	As of June 30, 2001

		As Adjusted

		Assuming	Assuming	Assuming	Assuming
		20%	40%	60%	100%
	Actual	Participation	Participation	Participation	Participation

	(in thousands, except share and per share data)

Cash and cash equivalents(1)	$39,652	$51,602	$58,002	$69,702	$125,602

Short-term debt	$8,600	$8,600	$8,600	$8,600	$8,600

Series B redeemable convertible preferred stock, $.01 par value; 10.0 million shares authorized; none issued and outstanding on an actual basis; 400.0 million shares authorized and 29.7 million, 42.2 million, 65.1 million and 174.7 million shares issued and outstanding, respectively, on an as adjusted basis(1)(2)(3)	—	15,100	21,500	33,200	89,100

Stockholders’ equity:

Common stock, $.01 par value: 100.0 million and 500.0 million shares authorized on an actual and as adjusted basis, respectively; 51.7 million shares issued and outstanding on an actual and as adjusted basis(3)(4)	517	517	517	517	517

Additional paid-in capital(1)	147,542	144,392	144,392	144,392	144,392

(Accumulated deficit)	(44,219)	(44,219)	(44,219)	(44,219)	(44,219)

Other	(10,073)	(10,073)	(10,073)	(10,073)	(10,073)

Total stockholders’ equity	93,767	90,617	90,617	90,617	90,617

Total capitalization	$102,367	$114,317	$120,717	$132,417	$188,317

(1)	Based on a purchase price of $0.51 per share of preferred stock and assuming rights are exercised at $1.60 per right at the participation levels reflected above, the rights offering will result in gross proceeds of $2,100, $6,200, $14,300, and $64,100, respectively, and the private placement will result in gross proceeds of $13,000, $15,300, $18,900 and $25,000, respectively. The cash and cash equivalents and paid-in capital amounts reported in the table above are net of estimated issuance costs of $3,150.

(2)	The Series B redeemable convertible preferred shares are initially convertible into one share of common stock, beginning six months after the closing of the rights offering, which will result in the recording of a beneficial conversion adjustment if the fair market value of the common stock on the date of the closing of the rights offering is greater than the purchase price of the Series B redeemable convertible preferred stock.

Based on a common stock price of $0.60 as of September 18, 2001 and a Series B redeemable convertible preferred stock purchase price of $0.51, the beneficial conversion adjustment will result in a value of $2,673, $3,798, $5,859 and $15,723, respectively, on an as adjusted basis, which will be reported as a reduction of earnings available to common stockholders during the six-month period following the closing of the rights offering. The preferred stock amounts in the table above reflect the amounts that will be reported after such six-month period after the closing of the rights offering.

(3)	The table above does not reflect a one-for-ten reverse split of our common stock we intend to effect prior to the closing of the rights offering, subject to stockholder approval. If the reverse split is effected as proposed, the proceeds from the rights offering and the private placement would be as reflected on the table above, but the purchase price per share of the preferred stock would be adjusted to reflect the reverse split. As a result, the number of shares of the preferred stock on an as adjusted basis would be 40.0 million shares authorized; 3.0 million, 4.2 million, 6.5 million and 17.5 million shares issued and outstanding, respectively. Common stock, as adjusted, would be reduced to reflect the one-for-ten reverse stock split.

(4)	Excludes up to 6,500,000 shares of restricted stock that may be issued in connection with an offer we intend to make to our officers and employees to exchange options with an exercise price, on a pre-split basis, of $3.00 or more per share for restricted stock. We will record a non-cash compensation charge, based on the fair value of the common stock on the date the restricted stock is issued, over the expected five-year vesting period of the restricted stock.

THE RIGHTS OFFERING

      The following describes the rights offering in general and assumes, unless specifically provided otherwise, that you are a holder of our common stock on the record date. If you hold your shares in a brokerage account or through a dealer or other nominee, please see “— Instructions to Nominee Holders” below.

      Before deciding whether to exercise your rights, you should read carefully this prospectus, including the information that is incorporated by reference and the information set forth under “Risk Factors” beginning on page 20.

Requirement to Hold Shares on Closing Date

      To exercise your rights, you must hold at least one pre-split share of our common stock on the closing date of the rights offering for each right you have exercised. If the one-for-ten reverse split of our common stock is effected prior to the closing date as proposed, you must own one tenth of a share of our common stock on the closing date for each right you have exercised. In the rights certificate, you will be asked to confirm that you will meet this requirement on the closing date. If you fail to meet this requirement, we have the right to rescind your purchase of the preferred shares in the rights offering.

The Rights

      We are distributing non-transferable rights to stockholders who owned shares of our common stock on October 8, 2001, the record date, at no cost to the stockholders. The declaration by the board of directors of the distribution of the rights is conditioned on our ability to distribute the rights within 60 days of the record date. If we are unable to distribute the rights by December 7, 2001, the distribution of the rights declared by the board of directors will not take effect and the board of directors will declare a new distribution of rights, having identical terms as the currently declared distribution, with a new record date.

      You are receiving one right for each share of common stock that you owned on the record date. You may exercise some or all of your rights, or you may choose not to exercise any of your rights.

      Each right entitles you to purchase shares of our Series B convertible preferred stock which will be convertible into shares of our common stock six months after the closing date of the rights offering. See “Description of the Series B Convertible Preferred Stock” and “Description of the Capital Stock.”

      If you wish to exercise your rights, you must do so before 5:00 p.m., New York City time, on                     , 2001. After that date, the rights will expire and will no longer be exercisable unless we have previously extended the subscription period.

      You will receive certificates representing the shares of preferred stock that you purchase pursuant to the exercise of your rights as soon as practicable after                     , 2001, whether you exercise your rights immediately prior to that date or earlier.

Subscription Price and Number of Shares of Preferred Stock Issuable Upon Exercise of Rights

      The maximum number of shares that you may purchase in the rights offering is limited to the number of shares that will allow you to maintain, but not increase, your approximate ownership percentage in eLoyalty immediately prior to the private placement and the rights offering, but excluding shares of our common stock acquired after the record date for the rights offering. As a result, the maximum number of shares that you may purchase will depend on the number of shares issued in the private placement and the number of shares issued to other stockholders who exercise their rights.

      To exercise your rights, you must specify the maximum dollar amount of preferred stock you wish to subscribe for per right. You may subscribe for:

•	$1.60 of preferred stock per right, in which case you must send the subscription agent a payment equal to $1.60 multiplied by the total number of rights you wish to exercise;

•	$1.00 of preferred stock per right, in which case you must send the subscription agent a payment equal to $1.00 multiplied by the total number of rights you wish to exercise; or

•	$0.50 of preferred stock per right, in which case you must send the subscription agent payment equal to $0.50 multiplied by the total number of rights you wish to exercise.

      If you subscribe for $1.60 of preferred stock per right, your ownership percentage of eLoyalty following the private placement and the rights offering will be approximately the same as your ownership percentage immediately prior to the private placement and the rights offering, even if all of the other rights are exercised. If you subscribe for $1.00 or $0.50 per right, your ownership percentage may decrease depending on the total proceeds we receive from the rights offering and the private placement. For example, if you subscribe for $1.00 of preferred stock per right, your ownership percentage will decrease if the total proceeds from the rights offering and the private placement are more than $56.4 million. If you subscribe for $0.50 per right, your ownership percentage will decrease if the total proceeds from the rights offering and the private placement are more than $28.0 million.

      You may not increase your ownership percentage through the exercise of rights. As a result, the maximum amount of preferred stock that you may purchase may be less than the amount you subscribe for, in which case the subscription agent will return the unused portion of your subscription payment promptly following the closing of the rights offering, plus interest accruing from the closing date of the rights offering. For example, if you subscribe for $1.60 per right and the total proceeds from the rights offering and private placement are $56.4 million, the unused portion of your subscription payment that would be returned to you would be $0.60 per right, plus any accrued interest.

      The number of shares you will receive will be equal to the amount of your subscription payment that is accepted divided by the purchase price per share of preferred stock. We will not issue fractional shares. If the exercise of your rights would result in your receipt of fractional shares, the number of shares issued to you will be rounded down to the nearest whole share. The number of shares of preferred stock you receive will also be affected by the adjustment to the purchase price in connection with the reverse split described below.

Purchase Price of the Preferred Stock

      The purchase price per share of preferred stock is the lesser of $0.51 and 90% of the average of the last sale price of our common stock on a pre-split basis over the twenty trading days through and including the fourth trading day prior to the closing date of the rights offering, subject to adjustment to reflect the proposed one-for-ten reverse split of the common stock. If the reverse split is effected as proposed, the purchase price per share of preferred stock will be the lesser of $5.10 and 90% of the average price of the common stock described above on a pre-split basis multiplied by ten. We will make a public announcement of the purchase price promptly following the close of trading on the fourth trading day prior to the closing date of the rights offering.

      The purchase price per share of preferred stock was the result of arms’ length negotiations between us and the investors in the private placement. The maximum price per share of $0.51 is equal to 90% of the average of the last sale price of our common stock over the twenty trading days prior to September 5, 2001, the date on which we reached agreement in principle on the material terms of the private placement. Our directors who are affiliated with Technology Crossover Ventures, Jay C. Hoag, and Sutter Hill Ventures, Tench Coxe, did not participate in certain key parts of the board of directors’ deliberations regarding the private placement. They also abstained from voting when the board of directors voted to approve the purchase price and the other terms of the private placement and the amendment to our certificate of incorporation to increase our authorized stock, which were unanimously approved by the other directors.

Reasons for the Rights Offering

      We are conducting the rights offering for two principal reasons:

•	to raise additional capital for our business; and

•	to allow our stockholders to maintain their approximate percentage ownership in eLoyalty by purchasing the same class of security at the same price as the investors in the private placement.

      The proceeds from the rights offering will depend on the number of rights that are exercised, and whether those rights are exercised for $1.60, $1.00 or $0.50 per right. The maximum proceeds to us from the rights offering, assuming all of the rights are exercised for $1.60, will be approximately $64.1 million. If none of the rights are exercised, we will not receive any proceeds from the rights offering. In addition to the proceeds from the rights offering itself, the rights offering may also allow us to raise additional proceeds in the private placement, up to a maximum proceeds from the private placement of $25.0 million.

      For our 100% spin-off from Technology Solutions Company (“TSC”) in February 2000 to remain tax free to TSC, no person or persons may acquire, directly or indirectly, 50% or more of our stock, measured by voting power or value, as part of a plan that includes the spin-off. Under applicable tax laws, there is a rebuttable presumption that any acquisitions of our voting stock within two years before or after the spin-off are part of such a plan. Although we do not believe that the issuance of the preferred stock in connection with the private placement and the rights offering should be treated as part of such a plan, we have structured the private placement and the rights offering in a way that we believe will enable our spin-off to remain tax-free to TSC even if the issuances were treated as part of such a plan.

      As a result of this structure, the maximum amount of preferred stock that we can issue in the private placement, without issuing any additional shares in the rights offering, is approximately 22.1 million shares, which would result in a maximum of $11.3 million in proceeds. The proceeds from the private placement would decrease if the purchase price of the preferred stock is less than $0.51 per share. In addition, if there were a decline in the value of our common stock prior to the closing of the private placement, the number of shares of preferred stock that we may issue in the private placement and our proceeds from the private placement may decrease because, upon completion of the private placement, the value of the shares of common stock and preferred stock held by the investors in the private placement must be less than half of the total value of our outstanding common and preferred shares.

      However, if we issue shares in the rights offering, we will be able to issue additional shares in the private placement because the shares issued in the rights offering would reduce the ownership percentage of the investors in the private placement. We would be able to issue the maximum of $25.0 million of preferred stock in the private placement if we issue $16.4 million to $34.3 million or more of preferred stock in the rights offering, depending on the number of rights that are exercised and the dollar amount of preferred stock subscribed for per right.

      Because of these tax restrictions, we have structured the rights offering to limit the number of shares that you may purchase upon exercise of your rights. The maximum number of shares that you may purchase in the rights offering is limited to the number of shares that will allow you to maintain, but not increase, your approximate ownership percentage in eLoyalty immediately prior to the private placement and the rights offering, but excluding shares of our common stock acquired after the record date for the rights offering.

      The rights offering is conditioned upon the closing of the private placement, and the private placement is conditioned upon the closing of the rights offering. As a result, the rights offering and the private placement will close concurrently.

Size and Structure of the Rights Offering

      We have structured the rights offering so that each stockholder may maintain, but not increase, its approximate ownership interest in eLoyalty. As a result, the maximum amount of preferred stock you may purchase will depend on both the size of the private placement and the size of the rights offering. Because the size of the private placement is also dependent on the size of the rights offering, we will not be able to determine the size of either transaction until the closing, at which time the size of the private placement and the rights offering will be determined through a formula that generally consists of four steps:

Step One — Preliminary Determination of Size of Private Placement

      We will first make a preliminary determination of the maximum amount we may raise in the private placement without taking into account any shares to be issued in the rights offering. That amount will depend on:

•	the purchase price of the preferred stock, which will be the lesser of $0.51 per share or 90% of the average last sale price for the 20 trading days prior to the fourth trading day prior to the closing, subject to adjustment to reflect the proposed one-for-ten reverse split of the common stock;

•	the closing price of the common stock on the date of the closing; and

•	the number of shares outstanding on the closing date, excluding unvested restricted stock.

      Under the share purchase agreement we have entered into for the private placement, neither the voting power nor the value of the shares of common stock held by the investors in the private placement, plus the shares of preferred stock purchased in the private placement, may exceed 47% of the total voting power or value of all of the outstanding equity securities of eLoyalty. We have limited their aggregate ownership percentage to 47% to limit the risk of inadvertently crossing the tax law threshold of 50%. The value of the common stock will be based on the closing price on the date of the closing of the private placement and rights offering, and we will treat the value of the preferred stock for this purpose as the greater of the purchase price or 120% of the closing price of the common stock. Because of the different method of valuing the common and preferred stock, the size of the private placement may decrease if there were a decline in the value of our common stock prior to the closing of the private placement.

Step Two — Preliminary Determination of Size of Rights Offering

      After we make a preliminary determination of the size of the private placement, we will make a preliminary determination of the number of shares that could be issued in the rights offering. The rights will allow stockholders to maintain, but not increase, their approximate ownership percentage. The size of the private placement and the take-up of the rights offering both affect the amount of investment required to maintain each stockholder’s percentage ownership. As a result, the maximum number of shares that may be issued upon exercise of a right will depend on:

•	the number of shares issuable in the private placement;

•	the number of rights exercised;

•	the number of rights exercised for $1.60, the number rights exercised for $1.00 and the number of rights exercised for $0.50; and

•	the number of shares outstanding on the closing date.

      The most significant factors affecting the size of the rights offering are expected to be the number of rights that are exercised and the amount of preferred stock subscribed for under the rights. If you elect to exercise your rights, each right you exercise must be for the same subscription amount. You may exercise your rights for:

•	$1.60 of preferred stock per right;

•	$1.00 of preferred stock per right; or

•	$0.50 of preferred stock per right.

      If you wish to be certain to maintain your approximate ownership percentage, you should exercise all of your rights for $1.60 per right, which will allow you to maintain your approximate ownership percentage even if all of the other rights are exercised. If you exercise your rights for $1.00 or $0.50 per right, your ownership percentage may decrease depending on how many other stockholders exercise their rights. The amount of preferred shares you will need to acquire to maintain your ownership level depends upon the combined amount of shares that we issue in the private placement and rights offering — you will need to buy more preferred shares per right as the participation rate in the rights offering increases. Consequently, the relationship between the participation rate and the proceeds is geometric, with proceeds increasing from both additional rights exercised and higher levels of investment per right.

      You may not increase your ownership percentage through the exercise of rights. As a result, the maximum amount of preferred stock that you may purchase may be less than the amount you subscribe for, in which case the subscription agent will return the unused portion of your subscription payment promptly following the closing of the rights offering, with interest accruing from the closing date.

      The following chart illustrates how the number of rights that are exercised and the amount subscribed for per right affect the amount of proceeds that we can raise in the rights offering. The bottom of the chart shows the percentage of rights that are exercised. The amount of proceeds at any given level of participation depends on how many rights are exercised for $1.60, $1.00 or $0.50 per right. For example, if 50% of the rights are exercised for $1.60 per right (point 1 on the chart), our proceeds would be $9.5 million and we would have to return a substantial portion of the subscription payments to prevent investors who exercised their rights from increasing their percentage ownership. By contrast, if 100% of the rights are exercised for $1.00 per right (point 2 on the chart), our proceeds would be $40.7 million and we would not return any portion of the subscription payments. At any given point in the unshaded area on the chart below, there are a number of combinations of rights that may be exercised at various subscription levels to produce a given amount of proceeds. We will not know the percentage of rights that are exercised or the amount subscribed for until the closing of the rights offering. We do not expect all of the rights to be exercised. For the rights that are exercised, we expect that some rights will be exercised at each subscription level.

Step Three — Final Determination of Size of Private Placement

      After we make a preliminary determination of the amount that could be issued in the rights offering based on the factors described in step two above, we will make a final determination of the amount to be issued in the private placement. As described above, we may increase the amount issued in the private placement based on the preliminary determination of shares to be issued in the rights offering as described in step two above. For every increase in shares issuable under the preliminary determination described in step two, we will increase the size of the private placement, up to a maximum amount issued in the private placement of $25.0 million.

      The following chart illustrates the relationship between the proceeds from the rights offering and the proceeds from the private placement based on the percentage of the rights that are exercised. It assumes that all of the rights that are exercised are exercised for $1.60 of preferred stock per right.

      The final determination of the number of shares to be issued in the private placement will be made in the same manner as described under “— Step One — Preliminary Determination of Size of Private Placement” above, but taking into account the additional voting power and value of the preferred stock issuable based on the preliminary determinations described in steps one and two above.

Step Four — Final Determination of Size of Rights Offering

      After we make a final determination of the size of the private placement, we will make a final determination of the number of shares that will be issued in the rights offering. The rights will allow stockholders to maintain, but not increase, their approximate ownership percentage taking into account the number of shares ultimately issued in the private placement and the number of shares issued to other stockholders in the rights offering. We will determine the maximum amount of preferred stock per right that may be purchased. If you subscribed for an amount per right that is greater than the maximum amount that may be purchased, the subscription agent will return the unused portion of the subscription price to you as soon as practicable, with interest accruing from the closing date.

Subscription Amount Necessary to Avoid Dilution in Ownership Percentage

      If you wish to be certain to maintain your approximate ownership percentage, you should exercise all of your rights for $1.60 per right, which will allow you to maintain your approximate ownership percentage even if all of the other rights are exercised. If you exercise your rights for $1.00 or $0.50 per right, you will be able to maintain your approximate ownership percentage only if this lower amount enables you to subscribe for enough shares per right to account for shares issued in the private placement and to other investors in the rights offering.

      If you wish to invest less than the maximum of $1.60 for each right you own, you generally will be able to purchase more preferred stock if you exercise all of your rights for a lower subscription amount than if you exercise fewer of your rights at a higher subscription amount. For example, you generally will be able to purchase more preferred stock if you exercise all of your rights for $0.50 than if you exercise half of your rights for $1.00.

Impact of Various Factors on Rights Offering and Private Placement

      The following discussions and tables address the impact of various factors, including the percent of rights exercised, the dollar amount subscribed for per right and the purchase price of the preferred stock, on the proceeds to us from the rights offering and the private placement and the potential dilution to existing stockholders.

Maximum Dilution Based on Amount Subscribed for Per Right and Percentage of Rights Exercised

      The table below illustrates the dilution to a stockholder who subscribes at various dollar amounts assuming all other rights that are exercised are exercised for $1.60 of preferred stock per right. The table illustrates dilution to stockholders owning less than 0.5% of our common stock. Stockholders with a higher ownership level will be diluted at a higher rate than indicated in the table.

	Subscription Amount per Right

Percent of Rights Exercised	$1.60	$1.00	$0.50	None

100%	0%	28%	52%	76%

80%	0%	2%	35%	67%

60%	0%	0%	8%	54%

40%	0%	0%	0%	43%

20%	0%	0%	0%	34%

0%	0%	0%	0%	28%

Total Proceeds and Shares Issued Based on Percentage of Rights Exercised

      The table below illustrates the proceeds from the rights offering and the private placement and the number of shares to be issued in the rights offering and the private placement based on the percentage of rights that are exercised, assuming each right that is exercised is exercised for $1.60 per right. As the percentage of rights that are exercised increases, the investment required per right to maintain a constant ownership level increases as well, resulting in a geometric relationship between the percentage exercised and proceeds raised. For example, assuming 20% of the rights are exercised, the rights offering would raise $2.2 million and the private placement would raise $13.0 million. If 60% of the rights are exercised, the rights offering proceeds would increase more than sixfold to $14.3 million, illustrating the geometric relationship between the percentage exercised and the rights offering proceeds.

				Shares
				Issued in
	Proceeds			Rights
				Offering &
	Rights	Private		Private
Percent of Rights Exercised	Offering	Placement	Total	Placement

		(in millions)		(in millions)

100%	$64.1	$25.0	$89.1	174.7

80%	33.7	24.8	58.5	114.8

60%	14.3	18.9	33.2	65.1

40%	6.2	15.3	21.5	42.2

20%	2.1	13.0	15.1	29.7

0%	0.0	11.3	11.3	22.1

      We have presented this table to enable you to better understand the implications of the participation rate in the rights offering on both our pro forma capital structure and the resulting dilution to rights holders electing not to participate in the offering.

Investment Required Per Right to Maintain Ownership Percentage Based on Total Proceeds

      The table below illustrates the relationship between the amount raised in the rights offering and the private placement and the investment amount needed to maintain your current ownership level. As the table illustrates, if the total proceeds from the rights offering and the private placement are $56.4 million or less, you will be able to maintain your approximate ownership percentage if you exercise all of your rights and subscribe for $1.00 of preferred stock per right. If the total proceeds from the rights offering and the private placement are $28.0 million or less, you will be able to maintain your approximate ownership percentage if you exercise all of your rights and subscribe for $0.50 of preferred stock per right.

Investment
Proceeds from Rights Offering	Per
and Private Placement	Right

(in millions)

$89.1	$1.60

56.4	1.00

28.0	0.50

Total Proceeds Based on Percentage of Rights Exercised at Various Subscription Levels

      The table below illustrates the proceeds from the rights offering and the private placement based on the percentage of rights exercised and assuming all rights that are exercised subscribe for the same dollar amount of preferred stock.

	Amount Subscribed for per Right

Percent of Rights Exercised	$1.60	$1.00	$0.50	None

	(in millions)

100%	$89.1	$65.7	$45.4	$11.3

80%	58.5	57.4	41.1	11.3

60%	33.2	33.2	31.1	11.3

40%	21.5	21.5	21.5	11.3

20%	15.1	15.1	15.1	11.3

0%	11.3	11.3	11.3	11.3

Total Proceeds Based on Purchase Price and Percent of Rights Exercised

      The following table illustrates the impact of changes in the purchase price on the total proceeds to us from the rights offering and the private placement based on the percentage of rights that are exercised, assuming all of the rights that are exercised subscribe for $1.60 of preferred stock per right.

	Purchase Price per Preferred Share

	$0.35		$0.40		$0.45		$0.51

	Rights	Private	Rights	Private	Rights	Private	Rights	Private
	Offering	Placement	Offering	Placement	Offering	Placement	Offering	Placement
Percent of Rights Exercised	Proceeds	Proceeds	Proceeds	Proceeds	Proceeds	Proceeds	Proceeds	Proceeds

	(in millions)

100%	$64.1	$25.0	$64.1	$25.0	$64.1	$25.0	$64.1	$25.0

80%	23.1	17.1	26.4	19.5	29.7	21.9	33.7	24.8

60%	9.8	13.0	11.2	14.8	12.7	16.7	14.3	18.9

40%	4.2	10.5	4.9	12.0	5.5	13.5	6.2	15.3

20%	1.5	8.9	1.7	10.2	1.9	11.4	2.1	13.0

0%	0.0	7.7	0.0	8.8	0.0	10.0	0.0	11.3

No Board Recommendation to Stockholders

      Our board of directors does not make any recommendation to you about whether you should exercise any or all of your rights.

Expiration Date

      The rights expire at 5:00 p.m., New York City time, on                     , 2001, unless we extend it, in our sole discretion. After that time, your rights will no longer be exercisable.

      In order to exercise your rights in a timely manner, you must assure that the subscription agent actually receives, prior to expiration date, the properly executed and completed rights certificate, together with full payment of the subscription price.

Non-Transferability of Rights

      The rights are non-transferable which means that only you may exercise them. You may not sell, give away or otherwise transfer your rights to anyone.

Restrictions on the Transfer of the Preferred Stock

      The shares of preferred stock that you purchase upon exercise of your rights may not be transferred until one year after the closing date of the rights offering, subject to limited exceptions. See “Description of the Series B Convertible Preferred Stock.”

Conditions to the Rights Offering

      The closing of the rights offering is conditioned on the closing of the private placement. We have called a special meeting of stockholders to be held on                     , 2001 at which we will ask stockholders to approve, among other matters, the issuance of the shares in the private placement and amendments to our certificate of incorporation to increase the number of shares of common stock and preferred stock that we are authorized to issue and to effect a one-for-ten reverse split of our common stock. We will not complete the rights offering or the private placement unless stockholders approve each of those proposals and the amendments to our certificate of incorporation are effective.

      The private placement is subject to a number of other conditions to closing, including that all of the representations and warranties we made in the share purchase agreement are true in all material respects, that our business has not suffered a material adverse change and that we have received an opinion of counsel to the effect that the private placement and rights offering will not cause the distribution of our stock by TSC in February 2000 to be taxable under Section 355(e) of the Internal Revenue Code of 1986, as amended.

Subscription Agent

                          is acting as the subscription agent for the rights offering under an agreement with us. All rights certificates, payments of the subscription price, nominee holder certifications, to the extent applicable to your exercise of rights, must be delivered to                     as follows:

      We will pay the fees and expenses of                     . We have also agreed to indemnify                     against certain liabilities in connection with the rights offering.

Information Agent

                          is acting as the information agent for the rights offering under an agreement with us. All questions regarding the rights offering should be directed to the information agent as follows:

      We will pay the fees and expenses of                     . We have also agreed to indemnify                     against certain liabilities in connection with the rights offering.

Exercise of Rights

      You may exercise your rights by delivering to the subscription agent, at the address specified above, at or prior to expiration date:

•	the properly completed and executed rights certificate(s) which evidence your rights; and

•	payment in full of the subscription price per for your rights.

Please do not send rights certificates or related forms to us. Please send the properly completed and executed form of rights certificate with full payment to the subscription agent at the address specified above.

      You should read carefully the forms of rights certificate and related instructions and forms which accompany this prospectus. You should call the subscription agent (                    ) promptly with any questions you may have.

Method of Payment

      Payment of the subscription price must be made by:

•	certified or cashier’s check drawn upon a U.S. bank, personal check, a U.S. postal money order payable to “ , as subscription agent for eLoyalty”; or

•	wire transfer of immediately available funds.

      Payment will be deemed to have been received by the subscription agent only upon clearance of any uncertified check or receipt by the subscription agent of any certified or cashier’s check drawn upon U.S. bank, any U.S. postal money order or any funds transferred by wire transfers. Please note that funds paid by uncertified personal check may take at least five business days to clear. Accordingly, if you wish to pay by means of an uncertified personal check, we urge you to make payment sufficiently in advance of                     , 2001, to ensure that the payment is received and clears before that date. We also urge you to consider payment by means of a certified or cashier’s check or money order.

Signature Guarantees

      Signatures on the rights certificate do not need to be guaranteed if either:

•	the rights certificate provides that the shares of preferred stock to be purchased are to be delivered directly to the record owner of such rights; or

•	the rights certificate is submitted for the account of a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the United States.

      If your signature on your rights certificate must be guaranteed, then it must be guaranteed by an “eligible guarantor institution,” as defined in Rule 17Ad-15 of the Securities Exchange Act of 1934, subject to the standards and procedures adopted by the subscription agent. Eligible guarantor institutions include banks, trust companies, brokers, dealers, credit unions, national securities exchanges and savings associations.

Instructions to Nominee Holders

      If you hold shares of our common stock for the account of others, such as a broker, bank, trustee or depository for securities or other nominee, you should contact the beneficial owners as soon as possible to obtain instructions and related certifications concerning their rights. Our request to you is further explained in the suggested form of letter of instructions from nominee holders to beneficial owners accompanying this prospectus. To the extent so instructed, nominee holders should complete appropriate rights certificates on behalf of beneficial owners and submit them on a timely basis to the subscription agent with the proper payment.

Incomplete Forms; Insufficient or Excess Payment

      If you do not indicate the number of rights being exercised, or do not forward sufficient payment for the number of rights that you indicate are being exercised, then we are entitled to accept the subscription forms and payment for the maximum number of rights that may be exercised based on the actual payment delivered. If you send a payment that is insufficient to exercise all of your rights at the subscription amount you have specified, the payment received will be applied to exercise your rights at a lower subscription level, either $1.00 or $0.50 of preferred stock per right, as applicable. If your payment is not sufficient to exercise the rights you have exercised for $0.50 per right, your rights will expire unexercised and your payment will be returned to you without interest.

Prohibition on Fractional Shares

      We will not issue fractional shares. If the exercise of your rights would result in your receipt of fractional shares, the number of shares issued to you will be rounded down to the nearest whole share.

How Procedural and Other Questions Are Resolved

      We are entitled to determine all questions concerning the timeliness, validity, form and eligibility of any exercise of rights. This determination will be final and binding. We, in our sole discretion, may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as we may determine, or reject the purported exercise of any right because of any defect or irregularity.

      Rights certificates will not be considered received or accepted until all irregularities have been waived or cured within such time as we determine, in our sole discretion. Neither we nor the subscription agent has any duty to give notification of any defect or irregularity in connection with the submission of rights certificates or any other required document. Neither we nor the subscription agent will incur any liability for failure to give such notification.

      We reserve the right to reject any exercise of rights if the exercise does not comply with the terms of the rights offering or is not in proper form or if exercise of rights would be unlawful or materially burdensome.

No Revocation

      Once you have exercised your rights, you may not revoke or change your exercise.

Foreign and Unknown Addresses

      We are not mailing rights certificates to stockholders whose addresses are outside the United States or who have an APO or FPO address. In those cases, the rights certificates will be held by the subscription agent for those stockholders. To exercise their rights, these stockholders must notify the subscription agent prior to 11:00 a.m., New York City time, on the third business day prior to the expiration date.

Right to Block Exercise Due to Regulatory Issues

      We reserve the right to refuse the exercise of rights by any holder of rights who would, in our opinion, be required to obtain prior clearance or approval from any state, federal or foreign regulatory authorities for the exercise of rights or ownership of shares of preferred stock, if, at the expiration date, this clearance or approval has not been obtained. We are not undertaking to pay for any expenses incurred in seeking that clearance or approval.

      We are not offering or selling, or soliciting any purchase of, rights or underlying shares in any state or other jurisdiction in which this is not permitted. We reserve the right to delay the commencement of the rights offering in certain states or other jurisdictions if necessary to comply with local laws. However, we may elect not to offer rights to residents of any state or other jurisdiction whose law would require a change in the rights offering in order to carry out the rights offering in that state or jurisdiction.

Withdrawal, Amendment and Extension

      We reserve the right to withdraw, amend or extend the rights offering at any time prior to the expiration date. If we withdraw the rights offering, we will return all funds received in the rights offering to those persons who subscribed for shares in the rights offering. We will not, however, pay any interest on these funds.

Issuance of Stock Certificates

      We will issue stock certificates for shares purchased in the rights offering as soon as practicable after the expiration date. The certificates will contain a legend referring to the restrictions on transfer of the preferred stock. The subscription agent will deliver subscription payments to us only after consummation of the rights offering and the issuance of stock certificates to those exercising rights.

      If you exercise rights, you will have no rights as a holder of the preferred stock until certificates representing shares you purchased are issued. Unless you instruct otherwise in your rights certificate, shares purchased by the exercise of rights will be registered in the name of the person exercising the rights.

Expenses of the Rights Offering

      We will pay from the net proceeds of the rights offering and the private placement or our available cash balances all of our incurred expenses of this offering, which we estimate will be approximately $1.0 million.

Questions and Assistance Concerning the Rights

      You should direct any questions or requests for assistance concerning the method of exercising rights or requests for additional copies of this prospectus or any of the enclosed forms to:

DESCRIPTION OF THE SERIES B CONVERTIBLE PREFERRED STOCK

General

      The following summarizes the material terms and provisions of the Series B convertible preferred stock, and is qualified in its entirety by reference to the terms and provisions of our certificate of incorporation, as amended by a certificate of designation relating to the Series B convertible preferred stock, copies of which are incorporated by reference in this prospectus. See “Description of the Common Stock.”

      The Series B convertible preferred stock constitutes an authorized series of our preferred stock. Our preferred stock may be issued from time to time in one or more series with the rights, preferences and limitations as are determined by the board of directors. The board of directors has authorized eLoyalty to issue the Series B convertible preferred stock, subject to stockholder approval, with the designations, dividend rights, liquidation rights, conversion rights and other provisions described generally below.

      When issued, the Series B convertible preferred stock will be validly issued, fully paid and non-assessable. The holders of the Series B convertible preferred stock will have no preemptive rights with respect to any shares of our capital stock or any other securities convertible into or carrying rights or options to purchase any of our capital stock. The Series B convertible preferred stock will not be subject to any obligation on our part to repurchase or retire the Series B convertible preferred stock.

      The company’s transfer agent, Mellon Bank, will act as transfer agent, registrar, payment agent and conversion agent for the Series B convertible preferred stock.

      The information in this prospectus has been presented without giving effect to the proposed one-for-ten reverse split of our common stock. If stockholders approve the reverse split, we intend to effect it prior to the closing of the private placement and the rights offering. If the reverse split is effected:

•	each right will continue to be exercisable for $1.60, $1.00 or $0.50 of preferred stock per right;

•	the purchase price and the liquidation preference per share of preferred stock will be the lesser of (1) $5.10 per share, or (2) 90% of the average of the last sale price of our common stock on a pre-split basis over the twenty trading days through and including the fourth trading day prior to the closing date of this rights offering, multiplied by ten; and

•	each share of preferred stock initially will be convertible into one share of post-split common stock, subject to adjustment for future stock splits, stock dividends and similar actions.

Rank

      The Series B convertible preferred stock will, with respect to dividend rights and rights on liquidation, rank senior to the common stock and to all other equity securities issued by us. For this purpose, the term “equity securities” does not include debt securities convertible into or exchangeable for equity securities. We may not issue any class or series of stock or other securities convertible into or exercisable for equity securities having rights, preferences or privileges superior to or on a parity with the Series B convertible preferred stock except with the consent of the holders of at least a majority of the outstanding shares of the Series B convertible preferred stock. See “— Voting Rights” below.

Dividends

      The holders of record of the Series B convertible preferred stock will be entitled to receive, when, as and if declared by our board of directors, out of funds legally available therefor, cash dividends on each share of Series B convertible preferred stock at an annual rate equal to 7% of the original purchase price per share of Series B convertible preferred stock. Additionally, except for dividends payable in common stock, the holders of Series B convertible preferred stock shall be entitled to receive dividends paid on the common stock, if any, based on the number of shares of common stock into which such holders shares of Series B convertible preferred stock would then convert, determined without reference to the limitation on conversion for the first six months after issuance. Dividends shall be payable in cash. All dividends will be cumulative, whether or not declared, from the date on which the Series B convertible preferred stock is originally issued by us and will be payable semi-annually in arrears on                     and                     of each year, commencing on                     , 2002, as the board of directors may determine, when and as declared, provided that the board of directors may declare and pay delinquent dividends without reference to these ordinary dividend payment dates. Dividends will cease to accumulate in respect of shares of Series B convertible preferred stock on the date they are converted into shares of common stock.

      Each declared dividend will be payable to holders of record as they appear at the close of business on the stock register of the company on the record date for such dividend, which shall be the date specified by the board of directors at the time such dividend is declared, but shall not be more than 60 nor less than 10 days prior to the relevant payment date. All accrued and unpaid dividends shall be paid upon the first to occur of liquidation or conversion. Dividends for any period of less than a semi-annual dividend period shall be computed on the basis of a 360-day year of twelve 30-day months.

      Dividends paid on the shares of Series B convertible preferred stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares then outstanding.

      Subject to any applicable laws and regulations, each dividend payment will be made by U.S. Dollar check drawn on a bank in New York, New York and mailed to the record holder at the holder’s address as it appears on the register for the Series B convertible preferred stock.

      For a discussion of the tax treatment of distributions to stockholders, see “Material U.S. Federal Income Tax Consequences.”

Rights upon Liquidation

      In the event of any voluntary or involuntary liquidation, dissolution or winding up of the company, the holders of the Series B convertible preferred stock will be entitled to receive in cash out of assets of the company available for distribution to stockholders, before any distribution of assets is made to holders of common stock or any other class of stock ranking junior to the Series B convertible preferred stock upon liquidation, liquidating distributions in the amount of the liquidation preference plus accrued and unpaid dividends.

      After payment of the full amount of the liquidating distributions to which they are entitled, our remaining assets available for distribution shall be distributed pro rata among the holders of the common stock and Series B convertible preferred stock based on the number of shares of common stock into which the shares of Series B convertible preferred stock would then convert.

      If, upon any voluntary or involuntary liquidation, our assets are insufficient to pay the amount of the liquidating distributions on all outstanding Series B convertible preferred stock, then the holders of the Series B convertible preferred stock shall share ratably in any distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

      Upon a consolidation or merger of eLoyalty with or into any other corporation or other entity or person, or any other corporate reorganization, in which our stockholders immediately prior to such transaction own less than 50% of our voting power immediately after such transaction, or any transaction or series of related transactions to which we are a direct contracting party in which in excess of 50% of our voting power is transferred, or upon a sale, lease or other disposition of all or substantially all of our assets, the holders of the preferred stock will be entitled to the liquidating distribution described in the preceding paragraph unless the holders of the common stock, assuming conversion of all of the preferred stock into common stock, would receive an amount equal to four times the original purchase price of the preferred stock, in which case the holders of the preferred stock will receive the amount that they would be entitled to if they had converted their preferred stock into common stock immediately prior to the transaction.

Conversion

      Each share of Series B convertible preferred stock is convertible into one share of common stock, subject to adjustment as described below. Each stockholder may convert his or her shares of Series B convertible preferred stock into common stock at any time on or after six months after the closing of the rights offering. In addition, the preferred stock will convert automatically into shares of common stock if at any time beginning six months after the closing date of the rights offering the last sale price of our common stock is at least five times the original purchase price per share of the preferred stock for 30 consecutive trading days and, in connection with the shares of preferred stock issued in the private placement, the registration statement we have agreed to file with respect to those shares is effective.

      The conversion ratio initially is one share of Series B convertible preferred stock for one share of common stock. The conversion ratio will be subject to adjustment if certain events occur, including:

•	the payment of dividends (and other distributions) in common stock on the outstanding shares of common stock; or

•	stock splits, combinations, and reclassifications of common stock;

unless we take similar actions with respect to the preferred stock.

      If the company is party to any consolidation or merger in which it is not the surviving entity, or transfers all or substantially all of its assets in a transaction that is not deemed to be a liquidation, then each share of Series B convertible preferred stock then outstanding would become convertible only into the kind and amount of securities, cash and other property that is receivable upon the occurrence of such event by a holder of the number of shares of common stock that the shares of Series B convertible preferred stock were convertible into immediately prior to the event, determined without regard to the limitation on conversion during the six months after issuance.

      No fractional shares of common stock will be issued upon conversion of the convertible preferred stock. Instead, we will pay a cash adjustment for any fractional share.

Voting Rights

      Holders of the Series B convertible preferred stock will have the right to vote on all matters that the holders of common stock vote on, voting together with the holders of common stock as one class. Each share of Series B convertible preferred stock will be entitled to one vote for each share of common stock into which such share of Series B convertible preferred stock could then be converted, determined without regard to the limitation on conversion during the first six months after issuance.

      The affirmative vote of the holders of a majority of the outstanding preferred stock, voting as a separate class, will be required to take any of the following actions:

•	the authorization, creation or issuance of any class or series of stock or other securities convertible into or exercisable for equity securities having rights, preferences or privileges that are equal or superior to rights, preferences or privileges of the Series B convertible preferred stock;

•	any increase or decrease in the authorized number of shares of Series B convertible preferred stock; or

•	any amendment, waiver, alteration or repeal of any provision of our certificate of incorporation or our bylaws in a way that adversely affects the rights, preferences or privileges of the Series B convertible preferred stock.

      In addition, until six months after the closing of the private placement and the rights offering, the affirmative vote of the holders of at least 85% of the outstanding preferred stock present in person or by proxy and entitled to vote at a meeting held for this purpose shall be required prior to a consolidation or merger of eLoyalty with or into any other corporation or other entity or person, or any other corporate reorganization, in which our stockholders immediately prior to such transaction own less than 50% of our voting power immediately after such transaction, or any transaction or series of related transactions to which we are a direct contracting party in which in excess of 50% of our voting power is transferred, or a sale, lease or other disposition of all or substantially all of our assets.

Restrictions on Transfer

      The preferred stock may not be transferred until one year from the date it is initially issued except for transfers:

•	in connection with a consolidation or merger of eLoyalty with or into any other corporation or other entity or person, or any other corporate reorganization, in which our stockholders immediately prior to such transaction own less than 50% of our voting power immediately after such transaction, or any transaction or series of related transactions to which we are a direct contracting party in which in excess of 50% of our voting power is transferred, or in connection with a sale, lease or other disposition of all or substantially all of our assets;

•	in connection with a distribution by a partnership or limited liability company to its affiliates or current or former partners or members; or

•	by will or by the laws of intestate succession.

      Each certificate for the preferred stock will include a legend referring to these transfer restrictions.

No Maturity Date or Mandatory Redemption

      The Series B convertible preferred stock will not mature on a specified date, does not have a stated redemption feature and is not subject to any sinking fund or similar obligation. Holders will have no right to require us to repurchase or redeem any shares of Series B convertible preferred stock except upon a consolidation or merger of eLoyalty with or into any other corporation or other entity or person, or any other corporate reorganization, in which our stockholders immediately prior to such transaction own less than 50% of our voting power immediately after such transaction, or any transaction or series of related transactions to which we are a direct contracting party in which in excess of 50% of our voting power is transferred, or in connection with a sale, lease or other disposition of all or substantially all of our assets, in which case the holders of the preferred stock would be entitled to their liquidation preference after the payment of which the preferred stock would be retired.

Absence of Market for Series B Convertible Preferred Stock

      There is no established trading market for the preferred stock. We do not currently intend to list the preferred stock on a national securities exchange or qualify the preferred stock for quotation on any automated quotation service such as The Nasdaq Stock Market.

DESCRIPTION OF THE CAPITAL STOCK

      The following description of our capital stock, including the Rights (as defined below), does not purport to be complete and is qualified in its entirety by reference to the eLoyalty certificate of incorporation and bylaws and the Rights Agreement, copies of which have been filed with the SEC.

      The authorized capital stock of eLoyalty consists of 100,000,000 shares of common stock, $0.01 par value, and 10,000,000 shares of preferred stock, $0.01 par value. We are seeking stockholder approval of an amendment to our certificate of incorporation which, if approved by stockholders, would increase the number of authorized shares of common stock to 500,000,000 and increase the number of authorized shares of preferred stock to 40,000,000. We are also seeking stockholder approval to effect a one-for-ten reverse split of our common stock which we expect to occur shortly before the closing of the rights offering. If stockholders approve the reverse split, we would amend our certificate of incorporation to reduce the number of authorized shares of common stock to 50,000,000. The number of authorized shares of preferred stock would remain 40,000,000.

Common Stock

      Holders of our common stock are entitled to one vote per share with respect to each matter presented to stockholders for vote. Except as may be provided in connection with any eLoyalty preferred stock, including the Series B convertible preferred stock, or as may otherwise be required by law or the certificate of incorporation, the common stock will be the only capital stock of eLoyalty entitled to vote in the election of directors and on all other matters presented to the stockholders of eLoyalty; provided that the holders of common stock, as such, will not be entitled to vote on any matter that relates solely to the terms of any outstanding series of preferred stock or the number of shares of such series and does not affect the number or authorized shares of preferred stock or the powers, privileges and rights pertaining to the common stock. The common stock does not have cumulative voting rights, which means that the holders of a majority of the outstanding shares of common stock and preferred stock that has voting rights can elect all of the directors then standing for election.

      Subject to the prior rights of holders of preferred stock, if any, holders of common stock are entitled to receive such dividends as may be lawfully declared from time to time by our board of directors. Upon any liquidation, dissolution or winding up of eLoyalty, whether voluntary or involuntary, holders of common stock will be entitled to receive the assets that are legally available for distribution to stockholders after there shall have been paid or set apart for payment the full amounts necessary to satisfy any preferential or participating rights to which the holders of each outstanding series of preferred stock are entitled by the express terms of such series.

      The common stock does not have any preemptive, subscription or conversion rights. Additional shares of authorized common stock may be issued, as determined by our board from time to time, without stockholder approval, except as may be required by applicable Nasdaq requirements.

      Our common stock is listed on the Nasdaq National Market under the symbol “ELOY.”

      Mellon Investor Services LLC (formerly ChaseMellon Shareholder Services, L.L.C.) serves as the transfer agent and registrar for our common stock.

Preferred Stock

      Subject to Delaware law, our board may, without approval of the stockholders, cause shares of preferred stock to be issued from time to time in one or more series. The board will determine the number of shares of each series as well as the designation, powers, privileges, preferences and rights of the shares of that series. Among the specific matters that may be determined by the board are:

•	the designation of each series;

•	the number of shares of each series;

•	the rate of dividends, if any;

•	whether dividends, if any, will be cumulative or non-cumulative;

•	the terms of redemption, if any;

•	the terms of any sinking fund providing for the purchase or redemption of shares of each series;

•	the amount payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of eLoyalty;

•	rights and terms of conversion or exchange, if any;

•	restrictions on the issuance of shares of the same series or any other series, if any; and

•	voting rights, if any.

Rights Plan

      Our board of directors adopted a Stockholder Rights Plan (the “Rights Plan”) on January 26, 2000. Pursuant to the Rights Plan, one Right (a “Right”) will be issued and attached to each outstanding share of common stock. If we effect the proposed one-for-ten reverse split of our common stock, each outstanding share of our common stock would have ten Rights attached to such post-split share. Each Right entitles its holder, under the circumstances described below, to purchase from eLoyalty one one-hundredth of a share of its Series A Junior Participating Preferred Stock, $0.01 par value (the “Series A Preferred Stock”), at an exercise price per Right of $160 per Rights, subject to adjustment. The Rights will be payable on March 31, 2000 to the stockholders of record on that date. The description and terms of the Rights are set forth in a Rights Agreement (the “Rights Agreement”) between eLoyalty and ChaseMellon Shareholder Services, L.L.C., as Rights Agent.

      We amended the Rights Agreement in connection with the private placement to provide that Technology Crossover Ventures shall not be deemed to be an “Acquiring Person” for purposes of the Rights Agreement so long as it and its affiliates do not own more than 35% of our outstanding stock and Sutter Hill Ventures shall not be deemed to be an “Acquiring Person” for purposes of the Rights Agreement so long as it and its affiliates do not own more than 20% of our outstanding stock. The amendment also provides that neither Technology Crossover Ventures and its affiliates nor Sutter Hill Ventures and its affiliates will be deemed to beneficially own any shares of stock as a result of the receipt of rights in the rights offering.

      Initially, the Rights will be associated with the common stock and evidenced by the common stock certificates, which will contain a notation incorporating the Rights Agreement by reference. The Rights initially will be transferred with and only with underlying shares of common stock. The Rights will become exercisable and separately certificated only upon the “Distribution Date,” which will occur upon the earlier of:

•	ten days following a public announcement that a person or group (an “Acquiring Person”) has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding shares of common stock then outstanding (the date of the announcement being the “Stock Acquisition Date”); or

•	ten business days (or later if determined by our board of directors prior to any person becoming an Acquiring Person) following the commencement of a tender offer or exchange offer that would result in a person or group becoming an Acquiring Person.

      Until the Distribution Date, the surrender for transfer of any shares of common stock outstanding will also constitute the transfer of the Rights associated with such shares.

      As soon as practicable after the Distribution Date, separate certificates for the Rights will be mailed to holders of record of common stock as of the close of business on the Distribution Date. From and after the Distribution Date, the separate certificates alone will represent the Rights. Except as otherwise provided in the Rights Agreement, only shares of common stock issued prior to the Distribution Date will be issued with Rights.

      The Rights are not exercisable until the Distribution Date and will expire ten years from their issuance unless earlier redeemed or exchanged by eLoyalty as described below.

      In the event (a “Flip-In Event”) that a person or group becomes an Acquiring Person, each holder of a Right (other than any Acquiring Person and related parties, whose Rights will automatically become null and void) will have the right to receive, upon exercise, common stock, or, in some circumstances, cash, property or other securities of eLoyalty, with a value equal to two times the exercise price of the Right. The Rights may not be exercised following a Flip-In Event while we have the ability to cause the Rights to be redeemed. Our ability to redeem the Rights is described below.

      For example, at an exercise price of $100 per Right, each Right not owned by an Acquiring Person (or by related parties) following a Flip-In Event would entitle its holder to purchase $200 worth of common stock (or other consideration, as noted above) for $100. Assuming that the common stock had a per share value of $50 at that time, the holder of each valid Right would be entitled to purchase 4 shares of Common Stock for $100.

      In the event (a “Flip-Over Event”) that, at any time following the Stock Acquisition Date:

•	we are acquired in a merger or other business combination in which eLoyalty is not the surviving entity,

•	we are acquired in a merger or other business combination in which e-Loyalty is the surviving entity and all or part of our common stock is converted into or exchanged for securities of another entity, cash or other property, or

•	50% or more of our assets or earning power is sold or transferred,

then each holder of a Right (except Rights which previously have been voided as set forth above) will have the right to receive, upon exercise, common stock of the acquiring company having a value equal to two times the exercise price of the Right. Flip-In Events and Flip-Over Events are collectively referred to as “Triggering Events.”

      The exercise price payable, and the number of shares of Series A Preferred Stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution:

•	in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Series A Preferred Stock;

•	if holders of the Series A Preferred Stock are granted specific rights, options or warrants to subscribe for Series A Preferred Stock or convertible securities at less than the current market price of the Series A Preferred Stock; or

•	upon the distribution to holders of the Preferred Stock of evidence of indebtedness or assets (excluding regular periodic cash dividends) or of subscription rights or warrants (other than those referred to above).

      With some exceptions, no adjustment in the exercise price will be required until cumulative adjustments amount to at least 1% of the then current exercise price. No fractional shares of Series A Preferred Stock will be issued and, in lieu thereof, an adjustment in cash will be made based on the market price of the Series A Preferred Stock on the last trading day prior to the date of exercise. We may require prior to the occurrence of a Triggering Event that, upon any exercise of Rights, a number of Rights be exercised so that only whole shares of Series A Preferred Stock will be issued.

      We may redeem the Rights in whole, but not in part, at a price of $0.01 per Right (subject to adjustment and payable in cash, common stock or other consideration deemed appropriate by our board of directors) at any time until ten days following the Stock Acquisition Date. Immediately upon the action of our board of directors authorizing any redemption, the Rights will terminate and the only right of the holders of Rights will be to receive the redemption price.

      At any time after any person or group becomes an Acquiring Person and prior to the acquisition by that person or group of 50% or more of the outstanding shares of common stock, eLoyalty may exchange the Rights (other than Rights owned by that person or group which will have become void), in whole or in part, at an exchange ratio of one share of common stock, or one one-hundredth of a share of Series A Preferred Stock (or of a share of a class or series of our preferred stock having equivalent rights, preferences and privileges), per Right (subject to adjustment).

      Until a Right is exercised, its holder, as such, will have no rights as a stockholder of eLoyalty, including, without limitation, the right to vote or to receive dividends. While the distribution of the Rights will not result in the recognition of taxable income by our stockholders or us, stockholders may, depending upon the circumstances, recognize taxable income after a Triggering Event.

      The terms of the Rights may be amended by our board of directors without the consent of the holders of the Rights. The board of directors could, among other things, lower the thresholds described above to the greater of 10% or .001% more than the largest percentage of the outstanding shares of common stock then known to us to be beneficially owned by any person or group of affiliated or associated persons. Once a person or group has become an Acquiring Person no amendment can adversely affect the interests of the holders of the Rights.

      The Rights will have antitakeover effects. The Rights will cause substantial dilution to any person or group who attempts to acquire a significant interest in eLoyalty without advance approval from our board of directors. As a result, the overall effect of the Rights may be to render more difficult or discourage any attempt to acquire eLoyalty, even if the acquisition would be in the interest of our stockholders. Because we can redeem the Rights, the Rights will not interfere with a merger or other business combination approved by our board of directors.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

      The following is a discussion of the material U.S. federal income tax consequences that you should consider with respect to the rights.

General

      The discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury regulations promulgated thereunder, judicial authority, and current administrative rulings and practice, all of which are subject to change on a prospective or retroactive basis. This discussion does not discuss all aspects of U.S. federal income taxation that may be relevant to you, especially if you are subject to special treatment under U.S. federal income tax law. For instance, if you are a bank, a life insurance company, a tax-exempt organization or a foreign taxpayer, this discussion may not cover all relevant tax issues as to you. The discussion is only applicable to you if you hold common stock, acquire the rights pursuant to the terms of the offering, and have held the common stock, and will hold the rights and any shares of Series B convertible preferred stock acquired upon the exercise of rights, as capital assets (generally, property held for investment) within the meaning of Section 1221 of the Code.

      Issuance of Rights. If you hold common stock on the record date for the rights offering, you will not recognize taxable income for U.S. federal income tax purposes upon receipt of the rights.

      Stockholder Basis and Holding Period of the Rights. In general, your basis in the rights received in the offering will be zero. If, however, either (i) the fair market value of the rights on their date of issuance is 15% or more of the fair market value (on the date of issuance) of the common stock with respect to which they are received or (ii) you properly elect, on your U.S. federal income tax return for the taxable year in which you receive the rights, to allocate part of the basis of such common stock to the rights, then upon exercise of the rights, your basis in such common stock will be allocated between the common stock and the rights in proportion to the fair market values of each on the date of issuance.

      Your holding period with respect to the rights you receive will include your holding period for the common stock with respect to which the rights were distributed.

      Lapse of the Rights. If you allow the rights you receive to expire unexercised, you will not have any basis in your common stock allocated to your rights and thus you will have a zero basis in your rights, you will not recognize any gain or loss on the expiration of your rights, and no adjustment will be made to the basis of the common stock, if any, you own.

      Exercise of the Rights; Basis and Holding Period of Series B Convertible Preferred Stock. You will not recognize any gain or loss upon the exercise of your rights. Your basis in the shares of Series B convertible preferred stock acquired through exercise of the rights will be equal to the sum of the subscription price you paid to exercise the rights and your basis in such rights, if any. The holding period for the shares of Series B convertible preferred stock acquired through exercise of the rights will begin on the date you exercise your rights.

      Conversion of Series B Convertible Preferred Stock. You generally will not recognize gain or loss on the conversion of Series B preferred stock solely for shares of common stock. Shares of common stock that you receive through a conversion will have a tax basis equal to the tax basis in the Series B convertible preferred stock converted therefor (less any basis allocable to a fractional share interest for which cash was received), and the holding period of the common stock will include the holding period of the Series B convertible preferred stock converted therefor.

      Distributions on Series B Convertible Preferred Stock. You will recognize ordinary dividend income upon the receipt of a distribution on your Series B convertible preferred stock to the extent of our current and accumulated earnings and profits. Dividends deemed to have been paid out of our current and accumulated earnings and profits will be eligible for the 70 percent dividends received deduction allowable to corporate holders under Section 243 of the Code, subject to certain holding period requirements and limitation regarding debt-financed portfolio stock. A distribution in excess of our current and accumulated earnings and profits will constitute a non-taxable return of capital to the extent of your adjusted tax basis in your Series B convertible preferred stock, and thereafter will constitute capital gain. If you are a corporate holder, you will be required to reduce your basis in your Series B convertible preferred stock (but not below zero) in the event any dividends on the Series B convertible preferred stock constitute “extraordinary dividends,” as defined in Section 1059 of the Code, if you have not held your Series B convertible preferred stock for more than two years at the time of such extraordinary dividend; if the amount of the required reduction exceeds your basis in your Series B convertible preferred stock, such excess would be treated as capital gain.

      Sale of Series B Convertible Preferred Stock. If you sell or exchange shares of Series B convertible preferred stock, you generally will recognize gain or loss on the transaction equal to the difference between the amount realized and your basis in the shares of Series B convertible preferred stock. Such gain or loss upon the sale of the shares will be long-term or short-term capital gain or loss, depending on whether the shares have been held for more than one year. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

      Under the backup withholding rules of the Code, you may be subject to backup withholding with respect to payments of interest paid to you on your refunded subscription payment and payments of dividends and proceeds from the sale, exchange or redemption of our shares unless you (i) are a corporation or come within certain other exempt categories and, when required, demonstrate this fact, or (ii) provide a correct taxpayer identification number and certify under penalties of perjury that the taxpayer identification number is correct and that you are not subject to backup withholding because of a failure to report all dividends and interest income. Any amount withheld under these rules will be credited against your U.S. federal income tax liability. We may require you to establish your exemption from backup withholding or to make arrangements satisfactory to us with respect to the payment of backup withholding.

      For payments made before January 1, 2002, backup withholding is imposed at a rate of 30.5%; for payments made in 2002 or 2003, 30%; for payments made in 2004 or 2005, 29%; for payments made after 2005 and through 2010, 28%; and for payments made after 2010, 31%.

      The foregoing summary is included for general information only. Accordingly, you are urged to consult with your own tax advisor with respect to the tax consequences of this offering applicable to your own particular tax situation, including the application and effect of state and local income and other tax laws.

PLAN OF DISTRIBUTION

      On or about,                     2001, we will distribute the rights and copies of this prospectus to individuals who owned shares of common stock on                     , 2001. If you wish to exercise your rights and purchase shares of our preferred stock, you must complete the rights certificate and return it, along with payment of the subscription price, to the subscription agent,                     , at the address on page 47. See “The Rights Offering — Exercise of Rights.”

      We have agreed to pay the subscription agent a fee of $ plus certain expenses. We have not employed any brokers, dealers or underwriters in connection with the solicitation of exercise of rights. Except as described in this section, we are not paying any other commissions, fees or discounts in connection with the rights offering. Some of our employees may solicit responses from you as a holder of rights, but we will not pay our employees any commissions or compensation for these services other than their normal employment compensation. We estimate that our total expenses in connection with the rights offering will be approximately $1.0 million.

LEGAL MATTERS

      Certain legal matters in connection with this rights offering will be passed upon for us by Mayer, Brown & Platt, Chicago, Illinois.

EXPERTS

      The consolidated financial statements and financial statement schedule incorporated in this prospectus by reference to the Annual Report on Form 10-K of eLoyalty Corporation for the fiscal year ended December 30, 2000 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

ANNEX A

CERTIFICATE OF DESIGNATIONS OF SERIES B CONVERTIBLE PREFERRED STOCK

RESOLUTION OF THE BOARD OF DIRECTORS

APPROVING
THE DESIGNATION STATEMENT
RELATING TO
7% SERIES B CONVERTIBLE PREFERRED STOCK

      WHEREAS, the Certificate of Incorporation of eLoyalty Corporation, a Delaware corporation (the “Corporation”), authorizes the Corporation to issue a total of                     shares of preferred stock, par value $0.01 per share (“Preferred Stock”), which may be divided into one or more series as the Board of Directors may determine;

      WHEREAS, the Certificate of Incorporation of the Corporation expressly vests in the Board of Directors the authority to fix and determine the designations, powers, preferences and rights, and the qualifications, limitations and restrictions, of the Preferred Stock; and

      WHEREAS, the Board of Directors deems it advisable to designate a series of the Preferred Stock consisting of                     shares designated as 7% Series B Convertible Preferred Stock;

      WHEREAS, immediately prior to the filing of this Certificate of Designation with the Secretary of State of the State of Delaware, the Corporation filed an amendment to its Certificate of Incorporation which, among other things, gave effect to a one-for-ten reverse stock split of the Corporation’s common stock, $0.01 par value per share.

      NOW, THEREFORE, IT IS HEREBY RESOLVED, that pursuant to Article IV of the Certificate of Incorporation of the Corporation, there be and hereby is authorized and created a series of Preferred Stock hereby designated as 7% Series B Convertible Preferred Stock, to consist of                     shares, having a par value of $0.01 per share, which series shall have the voting rights, designations, powers, preferences, relative and other special rights, and the qualifications, limitations and restrictions set forth below:

      Series B Convertible Preferred Stock.                     of the authorized shares of Preferred Stock are hereby designated “7% Series B Convertible Preferred Stock” (the “Series B Preferred Stock”). The rights, preferences, privileges, restrictions and other matters relating to the Series B Preferred Stock are as follows:

      (a)  Dividend Rights.

(i) Subject to the right of any other series of Preferred Stock that may from time to time come into existence and which is expressly senior to the rights of the Series B Preferred Stock, the holders of Series B Preferred Stock, in preference to the holders of common stock, par value $0.01 per share, of the Corporation (the “Common Stock”), the Series A Junior Participating Preferred Stock, par value $.01 per share, of the Corporation and any other stock of the Corporation hereafter created which shall be junior to the Series B Preferred Stock (together, “Series B Junior Stock”), shall be entitled to receive dividends, when, as and if declared by the Board of Directors, but only out of funds that are legally available therefor, at the rate of 7% of the Series B Original Issue Price (as defined below) per annum (the “Series B Dividend Rate”) on each outstanding share of Series B Preferred Stock (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares). For any share of Series B Preferred Stock, such dividends shall begin to accrue commencing upon the first date such share is issued and becomes outstanding and shall be payable semi-annually in cash on January 1 and July 1 of each year, beginning on July 1, 2002 (each, a “Dividend Payment Date”), provided, that, (i) if any such Dividend Payment Date is not a Business Day, then any such dividend shall be payable on the next Business Day, and (ii) any such dividend shall be payable only as the Board of Directors may from time to time determine, and only when, as and if declared by the Board of Directors. Subject to the foregoing, any such dividend shall be paid to the holders of record at the close of business on the date specified by the Board of

Directors at the time such dividend is declared, provided, however, that such date may not be more than 60 days nor less than 10 days prior to the applicable dividend payment date. Such dividends shall accrue day by day and shall be cumulative, whether or not declared by the Board of Directors and whether or not there shall be funds legally available for the payment of dividends. The original issue price of the Series B Preferred Stock shall be $ (the “Series B Original Issue Price”). Dividends payable for any period shorter or longer than a semi-annual dividend period shall be computed on the basis of a 360-day year of twelve 30-day months. Dividends in arrears may be declared by the Board of Directors and paid on any date fixed by the Board of Directors, without reference to any regular Dividend Payment Date. Any dividend paid upon the Series B Preferred Stock at a time when any accrued dividends for any prior periods are delinquent shall be expressly declared as a dividend in whole or partial payment of the accrued dividend for the earliest period or periods for which dividends are then delinquent, and shall be so designated to each holder to whom payment is made thereof. The term “Business Day” means any day other than a Saturday, a Sunday or a day on which banking institutions in the City of Chicago, Illinois are authorized or required by law to be closed.

(ii) So long as any shares of Series B Preferred Stock shall be outstanding, without the prior written consent of the holders of a majority of the then issued and outstanding shares of Series B Preferred Stock, no dividend (other than a Common Stock dividend paid pro rata to the Corporation’s stockholders), whether in cash, securities or other property, shall be paid or declared, nor shall any other distribution (other than a Common Stock dividend paid pro rata to the Corporation’s stockholders) be made, on any Series B Junior Stock, nor shall any shares of any Series B Junior Stock of the Corporation be purchased, redeemed or otherwise acquired for value by the Corporation or any of its subsidiaries (except (A) for acquisitions of Common Stock by the Corporation or its subsidiaries pursuant to stock-based compensation arrangements or agreements that permit the Corporation to repurchase such shares upon termination of services to the Corporation or its subsidiaries for a price not greater than the cost thereof to the applicable service provider, (B) for acquisitions by the Company or its subsidiaries in whole or partial satisfaction of the exercise price or applicable tax withholding requirements in respect of any option, restricted stock or similar award made pursuant to any compensation or benefit plan, agreement or arrangement maintained or assumed by the Company or its subsidiaries and (C) by conversion into or exchange for Series B Junior Stock or any security convertible into or exchangeable for Series B Junior Stock) until all dividends (set forth in Section (a)(i) above) then accrued on the Series B Preferred Stock shall have been paid or declared and set apart. In the event that the Corporation shall declare a dividend or distribution payable in securities of the Corporation or of other persons (other than a dividend paid solely in shares of Common Stock), evidences of indebtedness issued by the Corporation or other persons, or options or rights to purchase any such securities or evidences of indebtedness or other assets (including cash) to the holders of the Common Stock, then the holders of the Series B Preferred Stock shall be entitled to a proportionate share of any such dividend or distribution as though the holders of the Series B Preferred Stock were the holders of the number of shares of Common Stock into which their respective shares of Series B Preferred Stock are convertible as of the record date fixed for the determination of the holders of the Common Stock entitled to receive such dividend or distribution (calculated as if the Series B Preferred Stock were convertible upon the Series B Original Issue Date and without consideration of the restriction on conversion contained in Section (d)(i) hereof).

      (b)  Voting Rights.

(i) General Rights. Except as otherwise provided herein or as required by law, the Series B Preferred Stock shall be voted equally with the shares of the Common Stock of the Corporation and not as a separate class, at any annual or special meeting of stockholders of the Corporation, upon the following basis: each holder of shares of Series B Preferred Stock shall be entitled to such number of votes as shall be equal to the whole number of shares of Common Stock into which such holder’s aggregate number of shares of Series B Preferred Stock are convertible pursuant to Section (d)

hereof immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent (calculated as if the Series B Preferred Stock were convertible upon the Series B Original Issue Date and without consideration of the restriction on conversion contained in Section (d)(i) hereof).

(ii) Separate Vote of Series B Preferred Stock. In addition to any other vote or consent required herein or by law, the vote of the holders of at least a majority of the outstanding Series B Preferred Stock shall be necessary for effecting or validating the following actions:

(A) any action that authorizes, creates or results in the issuance of any class or series of stock or any other securities convertible into or exercisable for equity securities of the Corporation having rights, preferences or privileges senior to or on a parity with the Series B Preferred Stock;

(B) any increase or decrease in the authorized number of shares of Series B Preferred Stock; or

(C) any amendment, waiver, alteration or repeal of any provisions of the Certificate of Incorporation or Bylaws of the Corporation in a way that, directly or indirectly, adversely affects the rights, preferences or privileges of the Series B Preferred Stock.

(iii) Special Voting Rights. During the period beginning on the Series B Original Issue Date (as defined below), and ending on the date which is six months after the Series B Original Issue Date, the Corporation shall not consummate any Sale Transaction to which it is a party unless such Sale Transaction has been approved by the affirmative vote of the holders of at least 85% of the Series B Preferred Stock present in person or by proxy and entitled to vote at a stockholder meeting called for the purpose of approving such Sale Transaction.

      (c)  Liquidation Rights.

(i) Upon any liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary, before any distribution or payment shall be made to the holders of any Series B Junior Stock, subject to the rights of any series of Preferred Stock that may from time to time come into existence and which is expressly senior to the rights of the Series B Preferred Stock, the holders of Series B Preferred Stock shall be entitled to be paid in cash out of the assets of the Corporation an amount per share of Series B Preferred Stock equal to 100% of the Series B Original Issue Price (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares), plus accrued but unpaid dividends (the “Liquidation Preference”), for each share of Series B Preferred Stock held by each such holder. If, upon any such liquidation, dissolution, or winding up, the assets of the Corporation shall be insufficient to make payment in full of the Liquidation Preference to all holders of Series B Preferred Stock, then such assets shall be distributed among the holders of Series B Preferred Stock at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled. After the payment of the foregoing full Liquidation Preference of the Series B Preferred Stock and any other distribution that may be required with respect to any series of Preferred Stock that may from time to time come into existence and which is expressly senior to the rights of the Series B Preferred Stock, the assets of the Corporation legally available for distribution, if any, shall be distributed ratably to the holders of the Series B Junior Stock and the Series B Preferred Stock, on an as converted basis; provided, however, that if, in connection with a Sale Transaction (as defined below), the holders of a share of the Common Stock (before giving effect to the payment of the Liquidation Preference but after giving effect to the payment of the liquidation preference of any other class of Preferred Stock and assuming conversion in full of the outstanding shares of Series B Preferred Stock into Common Stock) would receive consideration with a value of at least four times the Series B Original Issue Price (as adjusted for stock splits, stock dividends, combinations, recapitalizations and the like), then in lieu of the Liquidation Preference plus participation with the Series B Junior Stock provided for above, the holders of the Series B Preferred Stock shall receive the amount that they would be entitled to receive if all shares of Series B Preferred Stock were converted to Common Stock immediately prior to the Sale Transaction. The Corporation shall not enter into any Sale Transaction that does not provide for the treatment of the holders of Series B Preferred Stock in a manner consistent (assuming in the case of a merger or consolidation that the assets of the Corporation legally available for distribution equals the aggregate consideration to be received by the Corporation’s stockholders in such merger or consolidation) with the provisions of this Section (c). In the event the requirements of the immediately preceding sentence are not complied with in connection with a Sale Transaction, the Corporation shall forthwith either (A) cause the closing of such Sale Transaction to be postponed until such time as such requirements have been complied with or (B) cancel such Sale Transaction, in which event the rights, preferences and privileges of the holders of the Series B Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in Section (c)(iv) hereof. Upon receipt by any holder of the full amount of the distributions to such holder as contemplated by this Section (c)(i) in respect of any share of Series B Preferred Stock, such share of Series B Preferred Stock shall be deemed to be retired and shall no longer be outstanding.

(ii) The following events (each a “Sale Transaction”) shall be considered a liquidation under this Section:

(A) any consolidation or merger of the Corporation with or into any other corporation or other entity or person, or any other corporate reorganization, in which the stockholders of the Corporation immediately prior to such consolidation, merger or reorganization, own less than 50% of the Corporation’s voting power immediately after such consolidation, merger or reorganization, or any transaction or series of related transactions to which the Corporation is a direct contracting party in which in excess of 50% of the Corporation’s voting power is transferred, excluding any consolidation or merger effected exclusively to change the domicile of the Corporation (an “Acquisition”);

(B) a sale, lease or other disposition of all or substantially all of the assets of the Corporation (an “Asset Transfer”).

(iii) In any of the events set forth in subparagraph (ii), if the consideration received by the Corporation or its stockholders is other than cash, its value will be deemed its fair market value as determined in good faith by the Board of Directors. Any securities shall be valued as follows:

(A) Securities not subject to restrictions on free marketability covered by subparagraph (B) below:

(1) If traded on a securities exchange or through the Nasdaq National Market (or a similar national quotation system), the value shall be deemed to be the average of the closing prices of the securities on such quotation system over the 30 day period ending three days prior to the closing;

(2) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the 30 day period ending three days prior to the closing; and

(3) If there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board of Directors.

(B) The method of valuation of securities subject to restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in subparagraphs (iii)(A)(1), (2) or (3) to reflect the approximate fair market value thereof, as determined in good faith by the Board of Directors.

(iv) Written notice of any such liquidation, dissolution or winding up (or deemed liquidation, dissolution or winding up) of the Corporation within the meaning of this Section, which states the payment date, the place where said payments shall be made and the date on which conversion rights as set forth herein terminate as to such shares (which shall be not less than 10 days after the date of such notice), shall be given by first class mail, postage prepaid, or by telecopy or facsimile, not less than 20 days prior to the payment date stated therein, to the then holders of record of Series B Preferred Stock, such notice to be addressed to each such holder at its address as shown on the records of the Corporation.

      (d)  Conversion Rights. The holders of the Series B Preferred Stock shall have the following rights with respect to the conversion of the Series B Preferred Stock into shares of Common Stock:

(i) Optional Conversion. Subject to and in compliance with the provisions of this Section (d), any shares of Series B Preferred Stock may, at the option of the holder, be converted at any time on and after the date which is six months after the Series B Original Issue Date into fully-paid and nonassessable shares of Common Stock. The number of shares of Common Stock to which a holder of Series B Preferred Stock shall be entitled upon conversion shall be the product obtained by multiplying the “Series B Preferred Conversion Rate” then in effect (determined as provided in subsection (ii)) by the number of shares of Series B Preferred Stock being converted.

(ii) Series B Preferred Conversion Rate. The conversion rate in effect at any time for conversion of the Series B Preferred Stock (the “Series B Preferred Conversion Rate”) shall be the quotient obtained by dividing the Series B Original Issue Price by the “Series B Preferred Conversion Price,” calculated as provided in subsection (iii) below.

(iii) Series B Preferred Conversion Price. The conversion price for the Series B Preferred Stock shall initially be the Series B Original Issue Price (the “Series B Preferred Conversion Price”). Such initial Series B Preferred Conversion Price shall be adjusted from time to time in accordance with this Section (d). All references to the Series B Preferred Conversion Price herein shall mean the Series B Preferred Conversion Price as so adjusted.

(iv) Mechanics of Conversion. Each holder of Series B Preferred Stock who desires to convert the same into shares of Common Stock pursuant to this Section (d) shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or any transfer agent for the Series B Preferred Stock, and shall give written notice to the Corporation at such office that such holder elects to convert the same. Such notice shall state the number of shares of Series B Preferred Stock being converted. Thereupon, the Corporation shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled and shall promptly pay in cash (at the Common Stock’s fair market value determined by the Board of Directors as of the date of conversion) the value of any fractional share of Common Stock otherwise issuable to any holder of Series B Preferred Stock. Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the shares of Series B Preferred Stock to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

(v) Adjustment Upon Common Stock Event. Upon the happening of a Common Stock Event (as hereinafter defined) at any time or from time to time after the date that the first share of Series B Preferred Stock is issued (the “Series B Original Issue Date”), the Series B Preferred Conversion Price shall, simultaneously with the happening of such Common Stock Event, be adjusted by multiplying the Series B Preferred Conversion Price in effect immediately prior to such Common Stock Event by a fraction, (i) the numerator of which shall be the number of shares of Common Stock issued and outstanding immediately prior to such Common Stock Event, and (ii) the denominator of which shall be the number of shares of Common Stock issued and outstanding immediately after such Common Stock Event, and the product so obtained shall thereafter be the Series B Preferred Conversion Price. The Series B Preferred Conversion Price shall be readjusted in the same manner upon the happening of each subsequent Common Stock Event. As used in this Section (d), the term “Common Stock Event” shall mean (i) the issue by the Corporation of additional shares of Common Stock as a dividend or other distribution on outstanding Common Stock, (ii) a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock (by stock split, reclassification or otherwise), or (iii) a combination or consolidation, by reclassification or otherwise, of the outstanding shares of Common Stock into a smaller number of shares of Common Stock (unless the Series B Preferred Stock is combined, consolidated or reclassified on an equal basis).

(vi) Adjustment for Other Dividends and Distributions. If at any time or from time to time after the Series B Original Issue Date the Corporation pays a dividend or makes another distribution to the holders of the Common Stock (or fixes a record date for the determination of holders of Common Stock entitled to receive such dividend or other distribution) payable in securities of the Corporation or any of its subsidiaries other than shares of Common Stock, then in each such event provision shall be made so that the holders of Series B Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable upon conversion thereof, the amount of securities of the Corporation or such subsidiary which they would have received had their Series B Preferred Stock been converted into Common Stock (determined as if the Series B Preferred Stock were convertible upon the Series B Original Issue Date and without consideration of the restriction on conversion contained in Section (d)(i) hereof) on the date of such event (or such record date, as applicable) and had they thereafter, during the period from the date of such event (or such record date, as applicable) to and including the conversion date, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section (d) with respect to the rights of the holders of the Series B Preferred Stock or with respect to such other securities by their terms. Notwithstanding the foregoing, the adjustment provided by this Section (d)(vi) shall not be made if the holders of the Series B Preferred Stock shall have received a proportionate dividend as provided in Section (a)(ii).

(vii) Adjustment for Reclassification, Exchange and Substitution. If at any time or from time to time after the Series B Original Issue Date, the Common Stock issuable upon the conversion of the Series B Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than an Acquisition or Asset Transfer as defined in Section (c) or a subdivision or combination of shares or stock dividend or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section (d)), in any such event each holder of Series B Preferred Stock shall have the right thereafter (to the extent such Series B Preferred Stock is convertible as otherwise provided herein) to convert such Series B Preferred Stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the maximum number of shares of Common Stock into which such shares of Series B Preferred Stock could have been converted immediately prior to such recapitalization, reclassification or change (determined as if the Series B Preferred Stock were convertible upon the Series B Original Issue Date and without consideration of the restriction on conversion contained in Section (d)(i) hereof), all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section (d) with respect to the rights of the holders of Series B Preferred Stock after such recapitalization, reclassification or other change (including adjustment of the Series B Preferred Conversion Price then in effect and the number of shares issuable upon conversion of the Series B Preferred Stock), to the end that the provisions of this Section (d) shall be applicable after that event and be as nearly equivalent as practicable.

(viii) Adjustment for Reorganizations, Mergers or Consolidations. If at any time or from time to time after the Series B Original Issue Date, there is a capital reorganization of the Common Stock or the merger or consolidation of the Corporation with or into another corporation or another entity or person (other than an Acquisition or Asset Transfer as defined in Section (c) or a recapitalization, subdivision, combination, reclassification, exchange or substitution of shares provided for elsewhere in this Section (d)), as a part of such capital reorganization, merger or consolidation, provision shall be made so that the holders of the Series B Preferred Stock shall thereafter be entitled to receive upon conversion of the Series B Preferred Stock the number of shares of stock or other securities or property which a holder of the number of shares of Common Stock deliverable upon conversion would have been entitled on such capital reorganization, merger or consolidation, subject to adjustment in respect of such stock or securities by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section (d) with respect to the rights of the holders of Series B Preferred Stock after the capital reorganization, merger or consolidation (including adjustment of the Series B Preferred Conversion Price then in effect and the number of shares issuable upon conversion of the Series B Preferred Stock), to the end that the provisions of this Section (d) shall be applicable after that event and be as nearly equivalent as practicable.

(ix) Notices of Record Date. Upon (i) any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (ii) any Acquisition (as defined in Section (c)) or other capital reorganization of the Corporation, any reclassification or recapitalization of the capital stock of the Corporation, any merger or consolidation of the Corporation with or into any other entity, or any Asset Transfer (as defined in Section (c)), or any voluntary or involuntary dissolution, liquidation or winding up of the Corporation, the Corporation shall mail to each holder of Series B Preferred Stock at least 10 days prior to the record date specified therein (or such shorter period approved by a majority of the outstanding Series B Preferred Stock) a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (B) the date on which any such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up is expected to become effective, and (C) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up.

(x) Automatic Conversion.

(A) Each share of Series B Preferred Stock shall automatically be converted into shares of Common Stock, based on the then-effective Series B Preferred Conversion Price, (i) with respect to holders of the Series B Preferred Stock other than the Investors (as defined below), if at any time after six months from the Series B Original Issue Date the Common Stock has a Closing Price (as defined below) of at least five times the Series B Original Issue Price (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares) for thirty consecutive trading days, and (ii) with respect to the Investors, if at any time after six months from the Series B Original Issue Date (y) the Common Stock has a Closing Price (as defined below) of at least five times the Series B Original Issue Price (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares) for thirty consecutive trading days, and (z) the Shelf Registration as defined in and provided for in the Amended and Restated Investor Rights Agreement, dated as of , 2001 (the “Investor Agreement”), between the Corporation and the investors named on Exhibit A thereto (collectively with the Holders, as such term is defined in the Investor Agreement, the “Investors”) has become effective under the Securities Act of 1933, as amended, and is available for sales of Common Stock by the Investors thereunder (to the extent the requirement to maintain such Shelf Registration effective has not at such time lapsed pursuant to Section 5 of such Investor Agreement). For purposes of this Section (d)(x), the term “Closing Price” shall mean (1) if the Common Stock is traded on a securities exchange or through the Nasdaq National Market (or a similar national quotation system), the closing price of the Common Stock on such exchange or the last sale price of the Common Stock on such quotation system, and (2) if clause (1) is inapplicable, the closing bid or sale price (whichever is applicable) in the over-the-counter market.

(B) Upon the occurrence of the events specified in subparagraph (A), the outstanding shares of Series B Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Series B Preferred Stock are either delivered to the Corporation or its transfer agent as provided below, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Series B Preferred Stock, (y) the Corporation shall notify (the “Automatic Conversion Notice”) each holder of Series B Preferred Stock who is shown to be such a holder on the books of the Corporation as of the time immediately prior to such conversion, and (z) the holders of Series B Preferred Stock shall surrender the certificates representing such shares at the office of the Corporation or any transfer agent for the Series B Preferred Stock, which shall be designated in the Automatic Conversion Notice. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Series B Preferred Stock surrendered were convertible on the date on which such automatic conversion occurred.

(xi) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of Series B Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series B Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Corporation shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the Common Stock’s fair market value (as determined by the Board of Directors) on the date of conversion.

(xii) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series B Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series B Preferred Stock. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series B Preferred Stock, the Corporation will take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

(xiii) Notices. Any notice required by the provisions of this Section (d) shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with verification of receipt. All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Corporation.

(xiv) Payment of Taxes. The Corporation will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Series B Preferred Stock, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series B Preferred Stock so converted were registered.

(xv) No Impairment. The Corporation shall not avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but shall at all times in good faith assist in carrying out all such actions as may be reasonably necessary or appropriate in order to protect the conversion rights of the holders of the Series B Preferred Stock against impairment.

(xvi) Satisfaction of Accrued Dividends. Except as otherwise expressly provided, upon the conversion of any shares of Series B Preferred Stock into Common Stock as provided herein, the holders thereof shall be entitled to receive a payment in satisfaction of all accrued but unpaid dividends.

      (e)  Waiver. Any rights of the holders of Series B Preferred Stock set forth herein, other than the voting rights set forth in Section (b)(iii), may be waived by the affirmative vote or consent of the holders of a majority of the shares of Series B Preferred Stock then outstanding.

      (f)  Limitation on Reissuance of Shares. No share of shares of Series B Preferred Stock acquired by the Corporation by reason of purchase, conversion or otherwise shall be reissued, and all such shares shall be cancelled, retired and eliminated from the shares of Series B Preferred Stock that the Corporation is authorized to issue.

      (g)  Limitation on Transfer. The Series B Preferred Stock shall not be eligible to be transferred on the books of the Corporation prior to the one year anniversary of the Series B Original Issue Date except for transfers: (i) in connection with a Sale Transaction, (ii) in any transaction in which a holder that is a partnership or limited liability company distributes Series B Preferred Stock solely to its affiliates (including affiliated fund partnerships), current or former partners or members thereof, or (ii) by will or by the laws of intestate succession. Certificates issued in respect of the Series B Preferred Stock within one year after the Series B Original Issue Date shall bear a legend referencing the restrictions set forth in this Section (g).

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.      Other Expenses of Issuance and Distribution

      The following table sets forth expenses in connection with the issuance and distribution of the securities being registered. All amounts shown are estimated, except the SEC registration fee.

SEC registration fee		$16,028

Nasdaq listing fee		35,000

Subscription agent fee		*

Financial advisory fees		350,000

Legal fees and expenses		400,000

Information agent fees		*

Accounting fees		65,000

Printing and engraving		90,000

Miscellaneous		10,000

Total	$	*

* To be provided by amendment.

Item 15.      Indemnification of Directors and Officers

      Section 145 of the Delaware General Corporation Law (“DGCL”) empowers a Delaware corporation to indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer or director of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such officer or director acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests, and, for criminal proceedings, had no reasonable cause to believe his conduct was illegal. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation in the performance of his duty. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director actually and reasonably incurred.

      Our bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by Delaware law, except that no indemnification will be provided to a director, officer, employee or agent if the indemnification sought is in connection with a proceeding initiated by such person without the authorization of the board of directors. The bylaws also provide that the right of directors and officers to indemnification shall be a contract right and shall not be exclusive of any other right now possessed or hereafter acquired under any statute, provision of the Certificate of Incorporation, bylaws, agreements, vote of stockholders or disinterested directors or otherwise. The bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the bylaws permit such indemnification.

      In accordance with Section 102(b)(7) of the DGCL, our amended Certificate of Incorporation provides that directors shall not be personally liable for monetary damages for breaches of their fiduciary duty as directors except for (i) breaches of their duty of loyalty to us or our stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or knowing violations of law, (iii) certain transactions under Section 174 of the DGCL (unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) transactions from which a director derives an improper personal benefit. The effect of this provision is to eliminate the personal liability of directors for monetary damages for actions involving a breach of their fiduciary duty of care, including any actions involving gross negligence.

      We have directors’ and officers’ liability insurance which provides, subject to certain policy limits, deductible amounts and exclusions, coverage for all persons who have been, are or may in the future be, directors or officers of the company, against amounts which such persons may pay resulting from claims against them by reason of their being such directors or officers during the policy period for certain breaches of duty, omissions or other acts done or wrongfully attempted or alleged. Such policies provide coverage to certain situations where we cannot directly provide indemnification under the DGCL.

      In addition, we have entered into indemnification agreements with certain of our directors and officers. The agreements provide them with, among other things, specific contractual rights to the maximum indemnification permitted by the DGCL.

Item 16.      Exhibits

      A list of the exhibits included as part of this registration statement is set forth in the Exhibit Index that immediately precedes such exhibits and is incorporated herein by this reference.

Item 17.      Undertakings

      The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933.

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (1) (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(4) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(5) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lake Forest, State of Illinois, on September 24, 2001.

ELOYALTY CORPORATION

By:	/s/ KELLY D. CONWAY

Name: Kelly D. Conway
Title: President and Chief Executive Officer

POWER OF ATTORNEY

      KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Kelly D. Conway and Timothy J. Cunningham, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each said attorneys-in-fact and agents, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on September 24, 2001, by the following persons in the capacities indicated.

Name	Title

/s/ KELLY D. CONWAY Kelly D. Conway	President, Chief Executive Officer and Director (principal executive officer)

/s/ TIMOTHY J. CUNNINGHAM Timothy J. Cunningham	Senior Vice President, Chief Financial Officer and Corporate Secretary (principal financial and accounting officer)

Tench Coxe	Chairman of the Board of Directors

/s/ JAY C. HOAG Jay C. Hoag	Director

John T. Kohler	Director

/s/ MICHAEL J. MURRAY Michael J. Murray	Director

EXHIBIT INDEX

Exhibit
Number

Description

*4.1	—	Form of Rights Certificate
4.2	—	Form of Certificate of Designation of Series B Convertible Preferred Stock (included as Annex A to the Prospectus)
*4.3	—	Specimen Certificate for Series B Convertible Preferred Stock
*5.1	—	Opinion of Mayer, Brown & Platt
12.1	—	Statement of Computation of Ratios
*23.1	—	Consent of Mayer, Brown & Platt (included in Exhibit 5.1)
23.2	—	Consent of PricewaterhouseCoopers LLP
24.1	—	Power of Attorney (included on signature pages hereto)
*99.1	—	Form of Instructions as to Use of Rights Certificate
*99.2	—	Form of Letter to Stockholders of Record
*99.3	—	Form of Letter to Securities Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees
*99.4	—	Form of Letter to Clients and Instructions by Beneficial Owners to Brokers or Other Nominees
*99.5	—	Form of Guidelines to Form W-9
*99.6	—	Form of Subscription Agent Agreement

* To be filed by amendment.